NationsBank Corporation and Subsidiaries
Financial Summary
- --------------------------------------------------------------------------------
(Dollars in Millions Except Per-Share Information)

                                                                                  1994           1993        Change
                                                                               -------------------------------------
For the Year    Net income before effect of change in method
                  of accounting for income taxes..........................     $    1,690     $    1,301      29.9 %
                Net income................................................          1,690          1,501      12.6
                Earnings per common share before effect of change
                  in method of accounting for income taxes................           6.12           5.00      22.4
                Earnings per common share.................................           6.12           5.78       5.9
                Cash dividends paid on common shares......................            517            423      22.2
                Dividends per common share................................           1.88           1.64      14.6
                Return on average common shareholders' equity.............          16.10 %        15.00 %

At Year-End     Assets....................................................     $  169,604     $  157,686
                Deposits..................................................        100,470         91,113
                Loans, leases and factored accounts receivable,
                  net of unearned income..................................        103,371         92,007
                Securities................................................         25,825         29,054
                Earning assets............................................        151,722        140,890
                Total shareholders' equity................................         11,011          9,979
                  Per common share........................................          39.70          36.39
                Common shares issued (thousands)..........................        276,452        270,905
                Market price per share of common stock....................     $   45 1/8     $   49

Daily Average   Assets....................................................     $  166,319     $  134,400
for the Year    Deposits..................................................         93,757         83,471
                Loans and leases, net of unearned income..................         95,006         78,984
                Securities................................................         27,434         25,840
                Earning assets............................................        148,381        119,182
                Total shareholders' equity................................         10,484          8,651
                Common shares issued (thousands)..........................        274,656        257,969

Risk-Based      Tier 1....................................................           7.43 %         7.41 %
Capital Ratios  Total.....................................................          11.47          11.73

Management's Discussion And Analysis


1994 Compared To 1993
Overview


      NationsBank Corporation (NationsBank or the Corporation) is a bank holding company headquartered in Charlotte, North Carolina, which provides financial products and services, both domestically and internationally. With $170 billion of total assets on December 31, 1994, NationsBank is the fourth largest banking company in the United States.

      Results for 1994 demonstrated the power and breadth of the Corporation's franchise and the diversity of its business activities. Despite the pressures of steadily rising interest rates and difficult financial markets in 1994, the Corporation's net income of $1.7 billion represented an increase of $389 million, or 30 percent, over 1993. Earnings in 1993 were $1.3 billion, excluding the impact of adopting a new income tax accounting standard. Earnings per common share were $6.12 and $5.00 for 1994 and 1993, respectively. Including the $200-million, or $.78-per-share impact of the new accounting standard, net income for 1993 was $1.5 billion, or $5.78 per common share.

- --------------------------------------------------------------------------------

1              FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA
               (Dollars in Millions Except Per-Share Information)

                                                                          1994         1993         1992         1991        1990
- ----------------------------------------------------------------------------------------------------------------------------------
Income statement
    Income from earning assets......................................    $10,529       $8,327       $7,780       $9,398     $10,278
    Interest expense................................................      5,318        3,690        3,682        5,599       6,670
    Net interest income (taxable-equivalent)........................      5,305        4,723        4,190        3,940       3,771
    Net interest income.............................................      5,211        4,637        4,098        3,799       3,608
    Provision for credit losses.....................................        310          430          715        1,582       1,025
    Gains (losses) on sales of securities...........................        (13)          84          249          454          67
    Noninterest income..............................................      2,597        2,101        1,913        1,742       1,605
    Other real estate owned expense (income)........................        (12)          78          183          127          65
    Restructuring expense...........................................          -           30            -          330          91
    Other noninterest expense.......................................      4,942        4,293        3,966        3,847       3,473
    Income tax expense (benefit)....................................        865          690          251          (93)         31
    Effect of change in method of accounting for income taxes.......          -          200            -            -           -
    Net income......................................................      1,690        1,501        1,145          202         595
Per common share
    Earnings before effect of change in method of
     accounting for income taxes....................................       6.12         5.00         4.60          .76        2.61
    Earnings........................................................       6.12         5.78         4.60          .76        2.61
    Cash dividends paid.............................................       1.88         1.64         1.51         1.48        1.42
    Shareholders' equity (year-end).................................      39.70        36.39        30.80        27.03       27.30
    Market price of common stock (close at year end)................      45 1/8       49           51 3/8       40 5/8      22 7/8
Balance sheet (year-end)
    Total loans, leases and factored accounts receivable,
     net of unearned income.........................................    103,371       92,007       72,714       69,108      70,891
    Total assets....................................................    169,604      157,686      118,059      110,319     112,791
    Total deposits..................................................    100,470       91,113       82,727       88,075      89,065
    Long-term debt and obligations under capital leases.............      8,488        8,352        3,066        2,876       2,766
    Total shareholders' equity......................................     11,011        9,979        7,814        6,518       6,283
Performance ratios
    Return on average assets........................................       1.02%         .97%        1.00%         .17%        .52%
    Return on average common shareholders' equity (1)...............      16.10        15.00        15.83         2.70        9.56
Market price per share of common stock
    High for the period.............................................    $ 57 3/8     $ 58         $ 53 3/8     $ 42 3/4    $ 47 1/4
    Low for the period..............................................      43 3/8       44 1/2       39 5/8       21 1/2      16 7/8

(1) Average common shareholders' equity does not include the effect of market value adjustments to securities available for sale and marketable equity securities.

In 1993, return on average assets and return on average common shareholders' equity after the tax benefit from the impact of adopting the new income tax accounting standard was 1.12% and 17.33%, respectively.

                                        Management's Discussion and Analysis  25

KEY PERFORMANCE HIGHLIGHTS FOR 1994 WERE:

. Return on average common shareholders' equity increased to 16.10 percent from 15.00 percent in 1993.

. Taxable-equivalent net interest income increased $582 million, or 12 percent, compared to 1993, resulting from a 24-percent increase in average earning assets. Average loans and leases rose 20 percent in 1994. Adjusting for acquisitions, internal loan growth was 12 percent.

. Provision for credit losses decreased 28 percent to $310 million, compared to 1993, and OREO expense declined from $78 million in 1993 to a net recovery of $12 million in 1994. Nonperforming asset levels declined 36 percent and net charge-offs declined 23 percent.

. Noninterest income increased to $2.6 billion, or 24 percent, over 1993 levels. After adjusting for acquisitions, noninterest income increased 11 percent reflecting higher trading account profits, investment banking income, service charges on deposit accounts and trust fees.

. Noninterest expense increased 15 percent to $4.9 billion in 1994. Adjusting for acquisitions, expense growth was held to approximately two and one-half percent in 1994, reflecting the results of corporate-wide efforts to contain expense levels. The Corporation's efficiency ratio improved to 62.54 percent in 1994 from 62.91 percent in 1993.

HIGHLIGHTS FROM A CUSTOMER GROUP PERSPECTIVE WERE:

.     The General Bank's 1994 earnings of $932 million increased $192 million, or 26 percent, from 1993. Return on average
- --------------------------------------------------------------------------------

2              CUSTOMER GROUP SUMMARY
               (Dollars in Millions)

                                                      General Bank    Institutional Group    Financial Services         Other
                                              -----------------------------------------------------------------------------------
                                                1994       1993       1994        1993        1994      1993      1994      1993
- ---------------------------------------------------------------------------------------------------------------------------------
Net interest income (taxable-equivalent)....  $ 3,689    $ 3,479    $ 1,180     $ 1,040       $ 413    $  204     $  24     $   -
Noninterest income..........................    1,712      1,430        834         626          51        45         -         -
                                              -----------------------------------------------------------------------------------
  Total revenue.............................    5,401      4,909      2,014       1,666         464       249        24         -
Provision for credit losses.................      283        364        (46)         31          73        35         -         -
Gains (losses) on sales of securities.......        -          -          -           -           -         -       (13)       84
Other real estate owned expense (income)....        8         30        (27)         43           7         5         -         -
Restructuring expense.......................        -          -          -           -           -         -         -        30
Noninterest expense.........................    3,644      3,342      1,087         798         212       153         -         -
                                              -----------------------------------------------------------------------------------
Income before income taxes and effect of
  changes in method of accounting for
  income taxes..............................    1,466      1,173      1,000         794         172        56        11        54
Income tax expense..........................      534        433        369         302          69        21       (13)       20
                                              -----------------------------------------------------------------------------------
Income before effect of change in method
  of accounting for income taxes............      932        740        631         492         103        35        24        34
Effect of change in method of accounting
  for income taxes..........................        -          -          -           -           -         -         -       200
                                              -----------------------------------------------------------------------------------
Net income..................................  $   932    $   740    $   631     $   492      $  103    $   35     $  24     $ 234
                                              ===================================================================================
Net interest yield..........................     4.52%      4.76%      2.81% (1)   3.17% (1)   7.45%     7.80%
Return on equity............................       17%        16%        16%         16%         13%       13%
Efficiency ratio............................    67.46      68.08      53.95       47.90       45.64     61.62

Average (2)
  Total loans and leases,
    net of unearned income..................  $58,582    $50,055    $31,109     $26,855      $5,537    $2,622
  Total deposits............................   77,665     71,967     11,273       8,721           -         -
  Total assets..............................   86,860     77,976     66,496      44,599       6,064     3,102

Year end (2)
  Total loans and leases,
    net of unearned income..................   63,578     59,591     33,193      28,244       6,380     5,164
  Total deposits............................   79,905     79,573     13,614       8,926           -         -

(1) Institutional Group's net interest yield excludes the impact of the primary government securities dealer. Including the primary government securities dealer, the net interest yield was 1.98 percent in 1994 and 2.66 percent in 1993.

(2) The sums of balance sheet amounts will differ from consolidated amounts due to intercompany balances.

26 NationsBank Corporation Annual Report 1994

[PIE CHART APPEARS HERE

1994 EARNINGS CONTRIBUTION BY CUSTOMER GROUP

                                General      Institutional     Financial
                                 Bank            Group         Services
                                --------        -------       ----------
Percent of
  net income (excludes other)      56%             38%              6%]

. common shareholders' equity increased to 17 percent in 1994 from 16 percent in 1993.

. Earnings for the Institutional Group grew 28 percent to $631 million, compared to 1993 earnings of $492 million. Return on average common shareholders' equity was 16 percent in both 1994 and 1993.

. Financial Services earnings were $103 million in 1994 compared to $35 million in the prior year, primarily reflecting the full-year impact of the 1993 acquisition of U S WEST Financial Services Inc. Return on average common shareholders' equity was 13 percent in both 1994 and 1993 .

      The analysis of the results of operations and financial condition of the Corporation is impacted by acquisitions. As more fully discussed in Note 2 to the consolidated financial statements, the more significant acquisitions, all of which were accounted for as purchases, included:

. MNC Financial Inc. (MNC), a bank holding company headquartered in Baltimore, Maryland, with total assets of approximately $16.5 billion. Acquired October 1, 1993.

. Approximately $2.0 billion in net receivables and the ongoing business of U S WEST Financial Services Inc., now known as Greyrock Capital Group Inc. Acquired December 1, 1993.

. Primarily $12 billion of trading account assets and certain of the liabilities of Chicago Research & Trading Group Ltd. (CRT), an options market-making and trading firm and a primary government securities dealer. Acquired July 2, 1993.

. Approximately $3.7 billion of finance receivables and certain of the liabilities of Chrysler First Inc., the non-automotive finance subsidiary of Chrysler Financial Corporation, which now operates as NationsCredit. Acquired February 1, 1993.

. Several smaller banking organizations, including aggregate loans of $654 million and deposits of $5.1 billion. Several mortgage banking operations, including mortgage servicing rights of $8.6 billion.

      The remainder of management's discussion and analysis of the consolidated results of operations and financial condition of NationsBank Corporation should be read together with the consolidated financial statements and related notes presented on pages 58 through 77.

Customer Group Review

      The Corporation is segregated into three major internal management units, or Customer Groups. These units, shown in TABLE 2, are managed with a focus on numerous performance objectives including return on equity, operating efficiency and net income.

      The net income of the customer groups reflects a funds transfer pricing system which derives net interest income by matching assets and liabilities with similar interest rate sensitivity and maturity characteristics. Equity capital is allocated to each customer group based on an assessment of its inherent risk.

      The General Bank includes the Banking Group, which contains the retail banking network and is the service provider for small and medium-size companies; Financial Products, which provides specialized services such as credit cards, residential mortgages, indirect lending and brokerage on a national basis; and Trust and Private Banking.

      The General Bank earned $932 million in 1994, an increase of 26 percent over 1993. Return on equity improved to 17 percent. Groups with the largest contribution toward the higher returns included the Banking Group and Card Services, driven primarily by improvement in operating efficiency and credit quality. Net interest income in the General Bank grew six percent over 1993 reflecting the benefits of deposit cost containment efforts as well as 17-percent loan growth. Approximately two-thirds of this loan growth was internally generated while the remainder resulted from acquisitions. Internally generated loan growth was concentrated in residential mortgages and commercial loans. The increase in net interest income resulting from loan growth and deposit pricing was partially offset by a narrowing of the spread between securities and market-based funds. The General Bank's efficiency ratio continued to improve in 1994, declining 62 basis points to 67.46 percent, reflecting the benefits of operational consolidation and increases in fee income. The efficiency improvement was realized despite Model Banking development expense totaling $80 million in 1994. Model Banking is a system designed and in the process of being implemented across the Corporation's franchise to enhance retail customer sales and product delivery.

      The Banking Group contributed 58 percent of the General Bank's earnings in 1994 with a return on equity of 15 percent. In 1993, the Banking Group's return on equity was 14 percent. During 1994, average loans increased 25 percent, or $8.4 billion, with

                                         Management's Discussion and Analysis 27

- --------------------------------------------------------------------------------

3              12-MONTH TAXABLE-EQUIVALENT DATA
               (Dollars in Millions)

                                                               1994                        1993                       1992
                                                     -------------------------------------------------------------------------------

                                                     AVERAGE                     Average                    Average
                                                     BALANCE  INCOME             Balance  Income            Balance  Income
                                                     SHEET      OR    YIELDS/     Sheet     or    Yields/   Sheet      or    Yields/
                                                     AMOUNTS  EXPENSE  RATES     Amounts  Expense  Rates    Amounts  Expense  Rates
- ------------------------------------------------------------------------------------------------------------------------------------

Earning assets
  Loans and leases, net of unearned income (1)
    Commercial (2)..............................     $ 41,606 $ 3,147  7.56%     $ 35,050 $ 2,438  6.96%    $ 29,206  $ 2,067  7.08%
    Real estate commercial......................        7,780     636  8.18         6,667     506  7.59        6,769      527  7.78
    Real estate construction....................        3,155     268  8.49         2,894     217  7.50        3,718      266  7.17
                                                     ------------------------------------------------------------------------------
      Total commercial..........................       52,541   4,051  7.71        44,611   3,161  7.09       39,693    2,860  7.20
                                                     ------------------------------------------------------------------------------
    Residential mortgage........................       14,980   1,141  7.62        10,904     902  8.27        8,245      769  9.33
    Home equity.................................        2,531     202  7.99         2,173     155  7.14        2,109      148  7.05
    Credit card.................................        3,956     508 12.84         4,376     596 13.62        3,969      574 14.45
    Other consumer..............................       17,237   1,629  9.45        14,289   1,366  9.56       12,047    1,277 10.60
                                                     ------------------------------------------------------------------------------
      Total consumer............................       38,704   3,480  8.99        31,742   3,019  9.51       26,370    2,768 10.50
                                                     ------------------------------------------------------------------------------
    Foreign.....................................        1,417      86  6.10           961      52  5.49          823       55  6.63
    Lease financing.............................        2,344     176  7.50         1,670     133  7.96        1,301      107  8.25
                                                     ------------------------------------------------------------------------------
      Total loans and leases, net...............       95,006   7,793  8.20        78,984   6,365  8.06       68,187    5,790  8.49
                                                     ------------------------------------------------------------------------------
  Securities
    Held for investment.........................       15,048     761  5.06        24,823   1,375  5.54       22,541    1,542  6.84
    Available for sale (3)......................       12,386     644  5.20         1,017      49  4.80        1,785      103  5.77
                                                     ------------------------------------------------------------------------------
      Total securities..........................       27,434   1,405  5.12        25,840   1,424  5.51       24,326    1,645  6.76
                                                     ------------------------------------------------------------------------------
    Loans held for sale.........................          339      23  6.63           790      53  6.73          967       70  7.22
    Federal funds sold and securities
      purchased under agreements to resell......       13,389     547  4.09         6,049     194  3.21        5,346      201  3.77
    Time deposits placed and other
      short-term investments....................        1,762      90  5.12         2,037      79  3.91        1,802       92  5.09
    Trading account securities (4)..............       10,451     765  7.32         5,482     298  5.43        1,592       74  4.64
                                                     ------------------------------------------------------------------------------
      Total earning assets (5)..................      148,381  10,623  7.16       119,182   8,413  7.06      102,220    7,872  7.70
Cash and cash equivalents.......................        8,271                       7,275                      6,512
Factored accounts receivable....................        1,252                       1,074                        949
Other assets, less allowance for credit losses
  and excluding Special Asset Division..........        8,415                       6,869                      5,366
                                                     ------------------------------------------------------------------------------
      Total assets, excluding Special
       Asset Division............................    $166,319                    $134,400                   $115,047
                                                     ==============================================================================
Interest-bearing liabilities
  Savings.......................................       $9,116     212  2.33      $  6,774     161  2.38     $  5,646      161  2.86
  NOW and money market deposit accounts.........       29,724     696  2.34        28,641     641  2.24       28,283      798  2.82
  Consumer CDs and IRAs.........................       23,937     999  4.17        23,387   1,057  4.52       25,835    1,443  5.58
  Negotiated CDs, public funds
    and other time deposits.....................        3,319     133  4.02         4,211     167  3.97        5,663      279  4.93
  Foreign time deposits.........................        7,544     375  4.98         3,033     123  4.05        1,648       91  5.52
  Borrowed funds and trading
    account liabilities (4)(6)..................       48,323   2,353  4.87        33,293   1,149  3.45       19,204      639  3.33
  Long-term debt and obligations under
    capital leases..............................        8,033     550  6.85         5,268     392  7.44        3,036      271  8.92
  Special Asset Division net
    funding allocation..........................            -       -     -             -       -     -            -        -     -
                                                     ------------------------------------------------------------------------------
      Total interest-bearing liabilities........      129,996   5,318  4.09       104,607   3,690  3.53       89,315    3,682  4.12
Noninterest-bearing sources
  Noninterest-bearing deposits..................       20,097                      17,425                     15,597
  Other liabilities.............................        5,742                       3,717                      2,849
  FDIC interest in NationsBank of Texas.........            -                           -                          -
  Shareholders' equity..........................       10,484                       8,651                      7,286
                                                     ------------------------------------------------------------------------------
      Total liabilities and shareholders'
       equity...................................     $166,319                    $134,400                   $115,047
                                                     ==============================================================================
Net interest spread.............................                       3.07                        3.53                        3.58
Impact of noninterest-bearing sources...........                        .51                         .43                         .52
                                                     ------------------------------------------------------------------------------
Net interest income/yield on earning assets.....              $ 5,305  3.58%               $4,723  3.96%      $4,190           4.10%
                                                     ==============================================================================

(1) Nonperforming loans are included in the respective average loan balances. Income on such nonperforming loans is recognized on a cash basis.
(2) Commercial loan interest income includes net interest rate swap revenues related to asset conversion swaps converting variable-rate commercial loans to fixed rate. Such amounts were $62 and $120 in 1994 and 1993, respectively.
(3) The average balance sheet amounts and yields on securities available for sale are based on the average of historical amortized cost balances.
(4) Gross unrealized gains and losses on off-balance sheet trading positions are reported in other assets and liabilities, respectively.
(5) Interest income includes taxable-equivalent adjustments of $94, $86, $92, $141, $163 and $217 for 1994, 1993, 1992, 1991, 1990 and 1989, respectively.
(6) Borrowed funds and trading account liabilities interest expense includes net interest rate swap expense related to liability conversion swaps fixing the cost of certain variable-rate liabilities, primarily market-based borrowed funds. Such amounts were $31 and $3 in 1994 and 1993, respectively.

28  NationsBank Corporation Annual Report 1994

- --------------------------------------------------------------------------------

3              12-MONTH TAXABLE-EQUIVALENT DATA
               (Dollars in Millions)

                                                                    1991                          1990
                                                        -----------------------------------------------------------
                                                        Average                        Average
                                                        Balance     Income             Balance    Income
                                                         Sheet       or      Yields/    Sheet       or      Yields/
                                                        Amounts     Expense   Rates    Amounts    Expense    Rates
- -------------------------------------------------------------------------------------------------------------------
Earning assets
  Loans and leases, net of unearned income (1)
    Commercial (2)..............................        $ 29,731    $2,586     8.70%   $ 29,890   $ 3,122    10.44%
    Real estate commercial......................           6,473       591     9.13       5,931       622    10.49
    Real estate construction....................           5,085       449     8.82       5,289       573    10.84
                                                        -----------------------------------------------------------
      Total commercial..........................          41,289     3,626     8.78      41,110     4,317    10.50
                                                        -----------------------------------------------------------
    Residential mortgage........................           7,713       807    10.47       9,079       867     9.55
    Home equity.................................           1,883       179     9.53       1,625       182    11.18
    Credit card.................................           3,411       519    15.22       3,018       476    15.78
    Other consumer..............................          13,045     1,483    11.37      11,215     1,419    12.66
                                                        -----------------------------------------------------------
      Total consumer............................          26,052     2,988    11.47      24,937     2,944    11.81
                                                        -----------------------------------------------------------
    Foreign.....................................             734        62     8.47         838       112    13.28
    Lease financing.............................           1,292       141    10.89       1,240       118     9.53
                                                        -----------------------------------------------------------
      Total loans and leases, net...............          69,367     6,817     9.83      68,125     7,491    11.00
                                                        -----------------------------------------------------------
  Securities
    Held for investment.........................          25,412     2,189     8.61      25,984     2,377     9.15
    Available for sale (3)......................               -         -        -           -         -        -
                                                        -----------------------------------------------------------
      Total securities..........................          25,412     2,189     8.61      25,984     2,377     9.15
                                                        -----------------------------------------------------------
    Loans held for sale.........................             425        37     8.74         379        44    11.49
    Federal funds sold and securities
      purchased under agreements to resell......           4,904       289     5.89       2,148       175     8.16
    Time deposits placed and other
      short-term investments....................           1,661       115     6.89       2,810       251     8.95
    Trading account securities (4)..............           1,321        92     6.99       1,211       103     8.43
                                                        -----------------------------------------------------------
      Total earning assets (5)..................         103,090     9,539     9.25     100,657    10,441    10.37
Cash and cash equivalents.......................           6,387                          6,622
Factored accounts receivable....................             829                            845
Other assets, less allowance for credit losses
  and excluding Special Asset Division..........           5,486                          5,568
                                                        -----------------------------------------------------------
      Total assets, excluding Special
      Asset Division............................        $115,792                       $113,692
                                                        ===========================================================
Interest-bearing liabilities
  Savings.......................................        $  4,732       216     4.55    $  5,003       258     5.15
  NOW and money market deposit accounts.........          26,854     1,331     4.96      24,536     1,477     6.02
  Consumer CDs and IRAs.........................          27,261     1,912     7.01      24,713     1,962     7.94
  Negotiated CDs, public funds
    and other time deposits.....................          11,684       827     7.08      13,738     1,116     8.13
  Foreign time deposits.........................           2,548       171     6.70       2,603       231     8.89
  Borrowed funds and trading
    account liabilities (4)(6)..................          18,948     1,068     5.64      21,256     1,685     7.93
  Long-term debt and obligations under
    capital leases..............................           2,816       250     8.88       2,669       245     9.18
  Special Asset Division net
    funding allocation..........................          (2,845)     (176)   (6.20)     (4,057)     (304)   (7.49)
                                                        -----------------------------------------------------------
      Total interest-bearing liabilities........          91,998     5,599     6.09      90,461     6,670     7.37
Noninterest-bearing sources
  Noninterest-bearing deposits..................          14,491                         14,067
  Other liabilities.............................           2,698                          2,942
  FDIC interest in NationsBank of Texas.........               -                              -
  Shareholders' equity..........................           6,605                          6,222
                                                        -----------------------------------------------------------
      Total liabilities and shareholders'
       equity...................................         $115,792                      $113,692
                                                        ===========================================================
Net interest spread.............................                               3.16                           3.00
Impact of noninterest-bearing sources...........                                .66                            .75
                                                        -----------------------------------------------------------
Net interest income/yield on earning assets.....                    $3,940     3.82%               $3,771     3.75%
                                                        ===========================================================

- -------------------------------------------------------------------------------
                                                                                             Five-Year
                                                                   1989                     Compounded
                                                        -------------------------           Growth Rate
                                                        Average                               1989/94
                                                        Balance   Income                -------------------
                                                          Sheet     or     Yields/      Average   Income or
                                                        Amounts   Expense   Rates       Balances   Expense
- -----------------------------------------------------------------------------------------------------------
Earning assets
  Loans and leases, net of unearned income (1)
    Commercial (2)..............................         $ 28,060  $3,299    11.76%         8%        (1)%
    Real estate commercial......................            5,173     573    11.08          9          2
    Real estate construction....................            4,848     580    11.96         (8)       (14)
                                                        --------------------------
      Total commercial..........................           38,081   4,452    11.69          7         (2)
                                                        --------------------------
    Residential mortgage........................            7,003     774    11.06         16          8
    Home equity.................................            1,506     178    11.80         11          3
    Credit card.................................            2,513     413    16.45          9          4
    Other consumer..............................           11,636   1,354    11.64          8          4
                                                        --------------------------
      Total consumer............................           22,658   2,719    12.00         11          5
                                                        --------------------------
    Foreign.....................................              954     109    11.38          8         (5)
    Lease financing.............................            1,178     107     9.08         15         10
                                                        --------------------------
      Total loans and leases, net...............           62,871   7,387    11.75          9          1
                                                        --------------------------
  Securities
    Held for investment.........................           20,475   1,903     9.29         (6)        (17)
    Available for sale (3)......................                -       -        -
                                                        --------------------------
      Total securities..........................           20,475   1,903     9.29          6          (6)
                                                        --------------------------
                                                              251      31    12.36          6          (6)
    Loans held for sale.........................
    Federal funds sold and securities                       2,314     213     9.20         42          21
      purchased under agreements to resell......
    Time deposits placed and other                          3,022     294     9.72        (10)        (21)
      short-term investments....................              605      55     9.08         77          69
    Trading account securities (4)..............        --------------------------
      Total earning assets (5)..................           89,538   9,883    11.04         11           1
Cash and cash equivalents.......................            6,474                           5
Factored accounts receivable....................              683                          13
Other assets, less allowance for credit losses
  and excluding Special Asset Division..........            4,644                          13
                                                        --------------------------
      Total assets, excluding Special
      Asset Division............................         $101,339                          10
                                                        ==========================
Interest-bearing liabilities
  Savings.......................................           $6,203     364     5.86          8         (10)
  NOW and money market deposit accounts.........           18,695   1,159     6.20         10         (10)
  Consumer CDs and IRAs.........................           20,446   1,735     8.48          3         (10)
  Negotiated CDs, public funds
    and other time deposits.....................           15,685   1,379     8.79        (27)        (37)
  Foreign time deposits.........................            2,670     257     9.63         23           8
  Borrowed funds and trading
    account liabilities (4)(6)..................           17,854   1,606     8.99         22           8
  Long-term debt and obligations under
    capital leases..............................            2,061     203     9.84         31          22
  Special Asset Division net
    funding allocation..........................           (5,164)   (424)   (8.20)
                                                        --------------------------
      Total interest-bearing liabilities........           78,450   6,279     8.00         11          (3)
Noninterest-bearing sources
  Noninterest-bearing deposits..................           13,976                           8
  Other liabilities.............................            3,235                          12
  FDIC interest in NationsBank of Texas.........              412
  Shareholders' equity..........................            5,266                          15
                                                        --------------------------
      Total liabilities and shareholders'
       equity...................................         $101,339                          10
                                                        ==========================
Net interest spread.............................                              3.04
Impact of noninterest-bearing sources...........                               .99
                                                        --------------------------
Net interest income/yield on earning assets.....                   $3,604     4.03%                   8
                                                        ==========================

                                         Management's Disussion and Analysis  29

MNC accounting for approximately 40 percent of the increase. The $4.9 billion increase in average deposits reflected the full-year impact of MNC and four in-market acquisitions in Texas, Florida and South Carolina. The Financial Products group contributed 31 percent of the General Bank's earnings with a return on equity of 28 percent. Card Services accounted for over 50 percent of Financial Products' earnings and generated a return on equity of 46 percent. In 1993, the Card Services' return on equity was 27 percent. Dealer Finance is the next largest component of Financial Products and produced a return on equity of 17 percent in 1994. The 1993 return was 15 percent.

      The Institutional Group includes Corporate and Investment Banking activities, the Real Estate Banking Group, Specialized Lending and the Capital Markets Group, which includes customer-related derivatives, foreign exchange, securities trading and securities underwriting activities. Housed in this unit are NationsBanc-CRT and NationsBanc Capital Markets, Inc., which with its Section 20/Tier II powers, underwrites and deals in various types of corporate debt and has the power to underwrite and deal in equity securities.

      The Institutional Group earned $631 million in 1994, representing a return on equity of 16 percent. Continued asset quality improvements in the Real Estate Banking Group drove the increased return on equity for the Institutional Group overall. The increase in net interest income resulting from loan growth of 16 percent over 1993 was constrained by a narrowing of the spread between securities and market-based funds. Noninterest income for the Institutional Group rose $208 million, or 33 percent, reflecting higher trading gains (due to the full-year impact of CRT) and growth in investment banking and deposit fees. Investments committed to expand capital markets activities and the full-year impact of CRT largely drove the $289 million increase in operating expense and the change in the efficiency ratio. Real Estate Banking Group asset quality improvement contributed to the negative provision for credit losses and OREO recoveries for 1994. Combined, these two categories accounted for $147 million of the Institutional Group's $206 million growth in pretax earnings over 1993.

      Financial Services consists of NationsCredit and Greyrock Capital Group. In 1994, Financial Services contributed $103 million, or six percent, of consolidated earnings reflecting their first full year of NationsBank operations as well as strong growth throughout the year. On a year-end basis, loan growth of 24 percent included strength in consumer lending and inventory financing. The 13-percent return on equity was impacted by a higher equity-to-asset ratio of 13 percent in 1994, necessary to posture this unit for raising funds in the financial markets.

      The Other category in TABLE 2 includes gains and losses on sales of securities and earnings on unallocated equity.

Results Of Operations

NET INTEREST INCOME

      TABLE 3 presents an analysis of the Corporation's taxable-equivalent net interest income and average balance sheet levels for the last six years. TABLE 4 analyzes changes in net interest income from year to year.

      Taxable-equivalent net interest income increased $582 million to $5.3 billion in 1994, compared to $4.7 billion in 1993. The increase was due to higher earning asset levels, primarily loans and leases which increased $16.0 billion, or 20 percent. Loan growth in the General Bank approximated $9.0 billion, centered in commercial, residential mortgage and other consumer loans. The Institutional Group experienced loan growth of approximately $4.0 billion, reflecting primarily an increase in commercial loans. The $3.0-billion increase in average loans in Financial Services primarily reflects the full-year impact of Greyrock Capital Group. On a consolidated basis, after adjusting for acquisitions and the securitization of credit card receivables, loan levels increased by $9.1 billion, or 12 percent. The aggregate of average federal funds sold, securities purchased under agreements to resell and trading account assets increased $12.3 billion, primarily due to the 1993 acquisition and higher trading asset levels of the Corporation's primary government securities dealer. The increase in net interest income resulting from higher loan levels and deposit cost containment efforts was partially offset by a narrowing of the spread between fixed-rate investment securities and market-based funds. As more fully discussed in the Interest Rate Risk Management section, actions taken in the second half of 1994 to reposition the balance sheet in light of rising interest rates had a slight negative impact on net interest income.


[PIE CHART APPEARS HERE

1994 CUSTOMER GROUP DISTRIBUTION OF LOANS AND REVENUES

                                       General    Institutional   Financial
                                        Bank          Group       Services
                                       -------       -------     -----------
Percent of net loans
  and leases...........................   62%          32%            6%

Percent of revenues...................    68%          26%            6%]

30  NationsBank Corporation Annual Report 1994

      The net interest yield declined 38 basis points to 3.58 percent in 1994, compared to 3.96 percent in 1993. Excluding the impact of the Corporation's primary government securities dealer, for which revenues are recorded in noninterest income, the net interest yield declined 14 basis points to 4.04 percent, compared to 4.18 percent in 1993. The decline in the yield reflected the decreased spread between fixed-rate investment securities and market-based funds, partially offset by increased net interest yields resulting from loan growth and deposit cost containment efforts.

      The yield on average earning assets increased 10 basis points to 7.16 percent in 1994 from 7.06 percent in 1993. Excluding the impact of the trading assets of the Corporation's primary government securities dealer, the yield on average earning assets increased 16 basis points to 7.33 percent in 1994, compared to 7.17 percent in 1993. The yield on total loans and leases increased 14 basis points to 8.20 percent in 1994, reflecting loan growth in a rising interest rate environment. The Corporation's prime interest rate rose from an average of 6.00 percent in 1993 to 7.14 percent in 1994.

- --------------------------------------------------------------------------------
4     CHANGES IN TAXABLE-EQUIVALENT NET INTEREST INCOME
      (Dollars in Millions)

      This table presents an analysis of the year-to-year changes in net interest income on a fully taxable-equivalent basis for the years shown. The changes for each category of income and expense are divided between the portion of change attributable to the variance in average levels or yields/rates for that category. The amount of change that cannot be separated is allocated to each variance proportionately.

                                                               From 1993 to 1994                           From 1992 to 1993
                                                   ---------------------------------------------------------------------------------

                                                   Increase (Decrease)                         Increase (Decrease)
                                                    in Income/Expense                           in Income/Expense
                                                     Due to Change in                            Due to Change in
                                                   ---------------------------------------------------------------------------------

                                                                             Percentage                                  Percentage
                                               Average    Yields/             Increase      Average    Yields/            Increase
                                                Levels     Rates    Total    (Decrease)      Levels     Rates     Total  (Decrease)
- ------------------------------------------------------------------------------------------------------------------------------------

Income from earning assets
  Loans and leases, net of unearned income
    Commercial................................. $  483     $ 226   $  709       29.1%       $ 407      $ (36)    $ 371       17.9%
    Real estate commercial.....................     89        41      130       25.7           (8)       (13)      (21)      (4.0)
    Real estate construction...................     21        30       51       23.5          (61)        12       (49)     (18.4)
                                                                   ------                                        -----
      Total commercial.........................    595       295      890       28.2          349        (48)      301       10.5
                                                                   ------                                        -----
    Residential mortgage.......................    315       (76)     239       26.5          227        (94)      133       17.3
    Home equity................................     27        20       47       30.3            5          2         7        4.7
    Credit card................................    (55)      (33)     (88)     (14.8)          57        (35)       22        3.8
    Other consumer.............................    279       (16)     263       19.3          222       (133)       89        7.0
                                                                   ------                                        -----
      Total consumer...........................    633      (172)     461       15.3          528       (277)      251        9.1
                                                                   ------                                        -----
    Foreign....................................     27         7       34       65.4            8        (11)       (3)      (5.5)
    Lease financing............................     51        (8)      43       32.3           29         (3)       26       24.3
                                                                   ------                                        -----
      Total loans and leases, net..............  1,312       116    1,428       22.4          881       (306)      575        9.9
                                                                   ------                                        -----
  Securities
    Held for investment........................   (503)     (111)    (614)     (44.7)         146       (313)     (167)     (10.8)
    Available for sale.........................    591         4      595       n/m           (39)       (15)      (54)     (52.4)
                                                                   ------                                        -----
      Total securities.........................     85      (104)     (19)      (1.3)          98       (319)     (221)     (13.4)
                                                                   ------                                        -----
    Loans held for sale........................    (31)        1      (30)     (56.6)         (12)        (5)      (17)     (24.3)
    Federal funds sold and securities purchased
      under agreements to resell...............    287        66      353      182.0           25        (32)       (7)      (3.5)
    Time deposits placed and other short-term
      investments..............................    (12)       23       11       13.9           11        (24)      (13)     (14.1)
    Trading account securities.................    339       128      467      156.7          209         15       224      302.7
                                                                   ------                                        -----
      Total interest income....................  2,089       121    2,210       26.3        1,234       (693)      541        6.9
                                                                   ------                                        -----
  Interest expense
    Savings....................................     55        (4)      51       31.7           29        (29)        -          -
    NOW and money market deposit accounts......     26        29       55        8.6           10       (167)     (157)     (19.7)
    Consumer CDs and IRAs......................     24       (82)     (58)      (5.5)        (128)      (258)     (386)     (26.7)
    Negotiated CDs, public funds and other
      time deposits............................    (36)        2      (34)     (20.4)         (64)       (48)     (112)     (40.1)
    Foreign time deposits......................    219        33      252      204.9           61        (29)       32       35.2
    Borrowed funds and trading
      account liabilities......................    629       575    1,204      104.8          485         25       510       79.8
    Long-term debt and obligations under
      capital leases...........................    191       (33)     158       40.3          172        (51)      121       44.6
                                                                   ------                                        -----
        Total interest expense.................    982       646    1,628       44.1          581       (573)        8         .2
                                                                   ------                                        -----
  Net interest income..........................  1,076      (494)  $  582       12.3          676       (143)    $ 533       12.7
                                                                   ======                                        =====

n/m - not meaningful.

                                        Management's Discussion and Analysis  31

      The Corporation did not fully reinvest proceeds from the 1994 maturities and sales of certain higher yielding securities during 1994. As a result, the yield on the securities portfolio declined 39 basis points to 5.12 percent in 1994. The average yield of the remaining securities portfolio on December 31, 1994 was 5.37 percent.

      Average interest-bearing liabilities increased $25.4 billion in 1994 compared to 1993. Borrowed funds and trading liabilities increased $15.0 billion, to $48.3 billion, resulting primarily from the acquisition and funding of the Corporation's primary government securities dealer and increased trading activities. Long-term debt increased $2.8 billion due to debt acquired in the MNC acquisition and debt securities issued in connection with financing Financial Services. Interest-bearing deposits increased $7.6 billion, principally due to acquisitions. Excluding deposits acquired from MNC in 1993 and California Federal Savings Bank in 1994, average interest-bearing deposit levels remained relatively flat. Consumer CDs and money market savings accounts declined, offset by increases in foreign time deposits. The increase in foreign time deposits resulted from wholesale funding initiatives.

      The rate on average interest-bearing liabilities increased 56 basis points to 4.09 percent in 1994, from 3.53 percent in 1993. Excluding the impact of the trading liabilities of the Corporation's primary government securities dealer, the rate on average interest-bearing liabilities increased 39 basis points to
3.83 percent in 1994, compared to 3.44 percent in 1993. This rate increase resulted from the Corporation's efforts to extend liability maturities through its use of longer-term bank notes and foreign time deposits in lieu of utilizing overnight funding.

      Net interest income in 1994 was impacted by the fourth quarter 1993 securitization of credit card receivables. The Corporation periodically securitizes credit card receivables which changes the Corporation's role from that of a lender to that of a loan servicer. During 1994, the Corporation managed an average credit card portfolio of $5.4 billion, including $1.4 billion which had been securitized. For the securitized portion of the credit card portfolio, residual net interest income after paying certificate holders and after credit losses is reported as servicing fees in noninterest income.

PROVISION FOR CREDIT LOSSES

      The provision for credit losses was $310 million in 1994, compared to $430 million in the prior year. A strengthening economy, coupled with the Corporation's continued loan workout activities, resulted in an overall improvement in credit quality trends which led to lower credit costs. Excluding the fourth quarter 1993 impact of MNC, nonperforming asset levels declined every quarter of 1994 and 1993. Net charge-offs declined $96 million to $316 million in 1994.

      On December 31, 1994, the allowance for credit losses was $2.2 billion, or
2.11 percent of loans, leases and factored accounts receivable, compared to an allowance of $2.2 billion, or 2.36 percent, at the end of 1993. The allowance for credit losses was 273 percent of nonperforming loans on December 31, 1994, compared to 193 percent on December 31, 1993.

      TABLE 12 provides an analysis of the activity in the Corporation's allowance for credit losses for each of the last five years. Allowance levels, net charge-offs and nonperforming assets are discussed in the Asset Quality Review and Credit Risk Management section.


SECURITIES GAINS AND LOSSES

      Losses from the sales of securities were $13 million in 1994, as securities were sold in the last quarter of 1994 as a part of interest rate repositioning efforts. Gains in 1993 were $84 million.


NONINTEREST INCOME

      TABLE 5 compares the major categories of noninterest income for 1994 and 1993.

      Noninterest income totaled $2.6 billion in 1994, an increase of $496 million, or 24 percent, from $2.1 billion in 1993. Adjusted for acquisitions, growth in noninterest income was 11 percent in 1994.

      Trading account profits and fees, including foreign exchange income, increased $121 million, or 80 percent, in 1994 compared to 1993. This increase, resulting primarily from the acquisition of CRT, is concentrated in interest rate derivatives trading and is consistent with the expansion efforts in capital markets activities.

      An analysis of trading account profits

[GRAPH APPEARS HERE

Net Interest Income
(Dollars in Billions)

                             1990      1991      1992      1993       1994
                            ------    ------    ------    ------     ------
Net interest income.......  $3.771    $3.940    $4.190    $4.723     $5.305]

32 NationsBank Corporation Annual Report 1994 and fees by major business activity is as follows (dollars in millions):

                                                  1994    1993
- --------------------------------------------------------------
Securities trading.............................   $ 82    $ 73
Interest rate contracts........................    119      21
Foreign exchange contracts                          27      27
Other..........................................     45      31
  Total trading account                           ----    ----
    profits and fees...........................   $273    $152
                                                  ====    ====

      Growth, excluding acquisitions, occurred in most major categories of noninterest income as described below:

. General Bank trust fees increased $22 million, or six percent, in 1994 compared to 1993. Increased fees were realized primarily due to growth in mutual fund investment advisory services, other trust related services and increased volume of securities lending activities. Partially offsetting these increases were fee decreases resulting from the rising interest rate environment which caused declines in the discretionary assets under management portfolio, principally in the market values of debt instruments. Discretionary assets under management and total assets under administration by the Trust Group were $57.4 billion and $163.6 billion, respectively, on December 31, 1994.

. Service charges on deposit accounts increased $33 million, or five percent, from 1993. Concentrated emphasis on fee collections was the primary contributor to this growth.

. Mortgage servicing and related fees increased $2 million, or three percent, in 1994 compared to 1993. Including acquisitions, the average portfolio of loans serviced increased 35 percent from $26.3 billion in 1993 to $35.5 billion in 1994. On December 31, 1994, the servicing portfolio totaled $39.0 billion. Mortgage loan originations through the Corporation's mortgage company decreased 38 percent during 1994 to $6.9 billion. The majority of this decrease was in retail loan volume coupled with a slight decline in correspondent wholesale volume. These declines reflected industry-wide trends of lower origination levels resulting from increases in interest rates.

. Higher syndication fees and venture capital income in the Institutional Group contributed the majority of the $44-million, or 47-percent increase in investment banking income in 1994 compared to 1993. The Capital Markets syndication group led 362 deals totaling $195.5 billion during 1994, compared to 234 deals totaling $115.9 billion in 1993.

. Credit card income increased $81 million in 1994, or 41 percent, compared to 1993.

- --------------------------------------------------------------------------------
5     NONINTEREST INCOME
      (Dollars in Millions)

                                                    1994                   1993
                                            -----------------------------------------------
                                                        Percent                  Percent
                                                       of Taxable-              Of Taxable-
                                                       Equivalent               Equivalent         Change
                                                      Net Interest            Net Interest   ------------------
                                             Amount      Income      Amount      Income      Amount     Percent
- ---------------------------------------------------------------------------------------------------------------
Trust fees...........................       $  435         8.2%     $  371         7.9%     $   64        17.3%
                                            -------------------------------------------------------------------
Service charges on deposit accounts..          797        15.0         681        14.4         116        17.0
                                            -------------------------------------------------------------------
Nondeposit-related service fees
    Safe deposit rent................           27          .5          25          .5           2         8.0
    Mortgage servicing and related
     fees............................           86         1.6          77         1.6           9        11.7
    Fees on factored accounts
     receivable......................           74         1.4          74         1.6           -           -
    Investment banking income........          138         2.6          94         2.0          44        46.8
    Other service fees...............          111         2.1          93         2.0          18        19.4
                                            -------------------------------------------------------------------
    Total nondeposit-related service
     fees............................          436         8.2         363         7.7          73        20.1
                                            -------------------------------------------------------------------
Credit card income
    Merchant discount fees...........           27          .5          30          .6          (3)      (10.0)
    Annual credit card fees..........           21          .4          24          .5          (3)      (12.5)
    Other credit card fees...........          232         4.4         144         3.1          88        61.1
                                            -------------------------------------------------------------------
    Total credit card income.........          280         5.3         198         4.2          82        41.4
                                            -------------------------------------------------------------------
Other income
    Brokerage income.................           44          .8          41          .9           3         7.3
    Trading account profits and fees.          273         5.1         152         3.2         121        79.6
    Bankers' acceptances and letters
     of credit.......................           67         1.3          65         1.4           2         3.1
    Insurance commissions and
     earnings........................           49          .9          39          .8          10        25.6
    Miscellaneous....................          216         4.2         191         4.0          25        13.1
                                            -------------------------------------------------------------------
    Total other income...............          649        12.3         488        10.3         161        33.0
                                            -------------------------------------------------------------------
                                            $2,597        49.0%     $2,101        44.5%     $  496        23.6
                                            ===================================================================

                                        Management's Discussion and Analysis  33

      A large portion of the increase in other credit card fees is related to the securitization of certain credit card loans during the fourth quarter of 1993. While this transaction served to increase this component of noninterest income, it also served to decrease net interest income and net charge-offs for 1994 compared to 1993. The overall effect on net income from the securitization of this portfolio was approximately neutral. The remainder of the increase relates to other new credit card initiatives including an increase in co-branding card income.

OTHER REAL ESTATE OWNED EXPENSE

      OREO expense declined $90 million to a net recovery of $12 million in 1994 compared to expense of $78 million in 1993, consistent with the improvement in asset quality. Improved real estate markets resulted in lower OREO write-downs and increased gains on sales of these properties.

NONINTEREST EXPENSE

      The Corporation's noninterest expense, as shown in TABLE 6, increased $649 million, or 15 percent, in 1994 compared to 1993. Most categories of noninterest expense were significantly influenced by acquisitions.

      Adjusting for the impact of acquisitions, noninterest expense in the current year increased approximately two and one-half percent, primarily in the categories described below:

. Personnel expense increased $143 million, or eight percent, primarily due to increased incentives as well as salaries and wages. Additionally, within the Capital Markets Group, investments in personnel to expand the Corporation's capital markets and trading activities and growth in the business activities of the Institutional Bank and Financial Services resulted in increases in the number of associates in these customer groups. Also, contributing to the increase were higher pension costs and other employee benefits.

. Equipment expense increased $20 million, or seven percent, in 1994 compared to 1993. This increase is primarily due to enhancements to computer resources, including higher rental expense for upgraded mainframe equipment and increased costs relating to product delivery systems.

. Marketing expense increased $14 million, or 10 percent, in 1994 compared to 1993, due to the continuation of a "brand image" campaign that began in 1993 focusing on the NationsBank name and the Corporation's range of financial products and services. Increased credit card solicitations were also a primary factor.

. Professional fees decreased $14 million, or nine percent, compared to 1993. The decline was largely the result of focused expense management efforts in this area.

. The Corporation's FDIC insurance expense for 1994 decreased $13 million, or six percent, as a result of higher capital levels of certain of the Corporation's subsidiary banks as well as upgrades in supervisory risk

- --------------------------------------------------------------------------------
6     NONINTEREST EXPENSE
      (Dollars in Millions)

                                                       1994                     1993
                                                 ---------------------------------------------
                                                            Percent                  Percent
                                                           of Taxable-              of Taxable-
                                                            Equivalent               Equivalent               Change
                                                           Net Interest             Net Interest       ---------------------
                                                 Amount       Income       Amount      Income          Amount        Percent
- ----------------------------------------------------------------------------------------------------------------------------
Personnel.....................................   $2,311       43.6%        $1,903       40.3%           $408          21.4%
Occupancy, net................................      487        9.2            434        9.2              53          12.2
Equipment.....................................      364        6.9            317        6.7              47          14.8
Marketing.....................................      161        3.0            138        2.9              23          16.7
Professional fees.............................      171        3.2            168        3.6               3           1.8
Amortization of intangibles...................      141        2.7            110        2.3              31          28.2
Credit card...................................       44         .8             49        1.0              (5)        (10.2)
Private label credit card.....................       27         .5             37         .8             (10)        (27.0)
FDIC insurance................................      211        4.0            205        4.3               6           2.9
Processing....................................      235        4.4            190        4.0              45          23.7
Telecommunications............................      137        2.6            122        2.6              15          12.3
Postage and courier...........................      126        2.4            120        2.6               6           5.0
Other general operating.......................      388        7.3            370        7.8              18           4.9
General administrative and miscellaneous......      139        2.6            130        2.8               9           6.9
                                                 -------------------------------------------------------------------------
                                                 $4,942      93.2%         $4,293       90.9%           $649          15.1
                                                 =========================================================================

34 NationsBank Corporation Annual Report 1994 classifications due to improved asset quality. These factors decreased assessment rates under the risk-based assessment system mandated by the Federal Deposit Insurance Corporation.

. The Corporation's combined general operating and general administrative and miscellaneous expenses decreased $9 million due to focused expense management efforts resulting in reduced expenses for postage, relocation and supplies, partially offset by increased expenses for telecommunications.

INCOME TAXES

      The Corporation's income tax expense for 1994 was $865 million, for an effective tax rate of 33.9 percent of pretax income. Tax expense for 1993 was $690 million, for an effective tax rate of 34.7 percent.

      Note 13 to the consolidated financial statements includes a reconciliation of federal income tax expense computed using the federal statutory rate of 35 percent, to the actual income tax expense reported for 1994 and 1993.

      See Notes 1 and 13 to the consolidated financial statements for additional information on income taxes.

Risk Management

      In conducting its business activities, the Corporation is exposed to interest rate, liquidity and credit risk. The successful management of risk is integral to the continued growth and profitability of the Corporation. The following sections address the Corporation's approach to managing risk. The first section presents a review of the Corporation's balance sheet and liquidity risk management practices. The Corporation's asset quality results for 1994 combined with a discussion of credit risk management policies and procedures are presented in the second section. The third section discusses the tools used to manage interest rate risk and outlines certain balance sheet repositioning efforts undertaken by the Corporation during 1994. The Corporation's capital resources and the management practices surrounding capital are discussed in the final section.

Balance Sheet Review And
Liquidity Risk Management

      Liquidity, a measure of the Corporation's ability to fulfill its cash requirements, is managed by the Corporation through its asset and liability management process. This entails measuring and managing the relative balance between asset, liability and off-balance sheet positions. This process, coupled with the Corporation's ability to raise capital and debt financing, ensures the maintenance of sufficient funds to meet the liquidity needs of the Corporation.

      TABLE 7 presents an analysis of the major

- --------------------------------------------------------------------------------

7     SOURCES AND USES OF FUNDS
      (Average Dollars in Millions)

                                                                             1994                           1993
                                                                    -------------------------------------------------------
                                                                     Amount         Percent         Amount         Percent
- -----------------------------------------------------------------------------------------------------------------------------------
Composition of sources
Savings, NOW, money market deposit accounts,
and consumer CDs and IRAs........................................  $ 62,777           37.7%       $ 58,802           43.8%
Noninterest-bearing funds........................................    20,097           12.1          17,425           13.0
Customer-based portion of negotiated CDs.........................     1,328             .8           1,690            1.2
                                                                   ------------------------------------------------------
Customer-based funds.............................................    84,202           50.6          77,917           58.0
Market-based funds...............................................    57,858           34.8          38,847           28.9
Long-term debt and obligations under capital leases..............     8,033            4.8           5,268            3.9
Other liabilities................................................     5,742            3.5           3,717            2.8
Shareholders' equity.............................................    10,484            6.3           8,651            6.4
                                                                   ------------------------------------------------------
Total sources....................................................  $166,319          100.0%       $134,400          100.0%
                                                                   ======================================================

Composition of uses
Loans and leases, net of unearned income.........................  $ 95,006           57.1%       $ 78,984           58.8%
Securities held for investment...................................    15,048            9.1          24,823           18.5
Securities available for sale....................................    12,386            7.4           1,017             .7
Loans held for sale..............................................       339             .2             790             .6
Time deposits placed and other short-term investments............     1,762             1.1          2,037            1.5
Other earning assets.............................................    23,840            14.3         11,531            8.6
                                                                   ------------------------------------------------------
Total earning assets.............................................   148,381            89.2        119,182           88.7
Factored accounts receivable.....................................     1,252              .8          1,074             .8
Other assets.....................................................    16,686            10.0         14,144           10.5
                                                                   ------------------------------------------------------
Total uses.......................................................  $166,319           100.0%      $134,400          100.0%
                                                                   ======================================================

                                         Management's Discussion and Analysis 35
sources and uses of funds for 1994 and 1993 based on average levels.

      The composition of sources of funds reflected a 49-percent increase in market-based funds to $57.9 billion in 1994 from $38.8 billion in the prior year. These funds represented 35 percent of total sources of funds in 1994 compared to 29 percent in 1993. Excluding the impact of trading account liabilities associated with the Corporation's primary government securities dealer, market-based funds increased 25 percent in 1994 from the prior year, primarily attributable to the extension of liability maturities through the use of bank notes and foreign time deposits. Customer-based funds increased to $84.2 billion from $77.9 billion in 1993 and represented 51 percent of total sources of funds in 1994, compared to 58 percent in 1993.

      The Corporation's primary use of funds, loans and leases, increased $16.0 billion, or 20 percent, to $95.0 billion in 1994, compared to $79.0 billion in 1993. This increase reflects both internal loan growth as well as acquisitions. Loans represent 57 percent of the Corporation's uses of funds. The Corporation's ratio of average loans and leases to customer-based funds was 113 percent in 1994, compared to 101 percent in the prior year. The change in this ratio is primarily due to loan growth of 20 percent, coupled with industry-wide disintermediation.

      Average other earning assets rose $12.3 billion, or 107 percent, to $23.8 billion in 1994 from $11.5 billion in 1993. Approximately $10.9 billion of this increase resulted from higher levels of trading account assets associated with the Corporation's primary government securities dealer.

      Cash and cash equivalents increased $1.9 billion from December 31, 1993 to December 31, 1994, due to net cash provided by operating activities of $9.1 billion, and $1.8 billion in cash provided by financing activities, offset by $9.0 billion in cash used in investing activities.

      The net increase in cash provided by operating activities of $7.0 billion from December 31, 1993 to December 31, 1994, was primarily attributable to the net change in trading instruments of $3.8 billion during 1994 as compared to $707 million during 1993. Cash used in investing activities decreased $1.6 billion in 1994 compared to 1993, as proceeds from the sales and maturities of securities available for sale exceeded the purchases of those securities. This increase in cash was offset by a decrease in the proceeds from the sales and securitizations of loans of $4.6 billion from year to year.

- --------------------------------------------------------------------------------

8     DISTRIBUTION OF LOANS, LEASES AND FACTORED ACCOUNTS RECEIVABLE
      December 31
      (Dollars in Millions)

                                    1994                 1993                 1992                 1991                  1990
                              ------------------------------------------------------------------------------------------------------

                              AMOUNT    PERCENT    Amount    Percent    Amount    Percent    Amount    Percent     Amount    Percent

- ------------------------------------------------------------------------------------------------------------------------------------

Domestic
  Commercial...............  $ 44,665    43.1%     $40,808    44.3%     $32,260    44.4%     $28,701    41.5%      $30,951     43.7%

  Real estate commercial...     7,349     7.1        8,239     9.0        6,324     8.7        6,756     9.8         5,847      8.2
  Real estate construction.     2,981     2.9        3,256     3.5        3,065     4.2        4,212     6.1         5,453      7.7
                             ------------------------------------------------------------------------------------------------------
    Total commercial.......    54,995    53.1       52,303    56.8       41,649    57.3       39,669    57.4        42,251     59.6
                             ------------------------------------------------------------------------------------------------------
  Residential mortgage.....    17,244    16.7       12,689    13.8        9,262    12.7        7,571    11.0         8,133     11.5
  Home equity..............     2,644     2.6        2,565     2.8        2,061     2.8        2,121     3.1         1,687      2.4
  Credit card..............     4,753     4.6        3,728     4.1        4,297     5.9        4,178     6.0         3,501      4.9
  Other consumer...........    17,867    17.3       16,761    18.2       12,091    16.6       12,524    18.1        12,392     17.5
                             ------------------------------------------------------------------------------------------------------
    Total consumer.........    42,508    41.2       35,743    38.9       27,711    38.0       26,394    38.2        25,713     36.3
                             ------------------------------------------------------------------------------------------------------
  Lease financing..........     2,440     2.4        1,729     1.9        1,301     1.8        1,229     1.8         1,236      1.7
  Factored accounts
   receivable..............     1,004     1.0        1,001     1.1          917     1.3          817     1.2           760      1.1
                             ------------------------------------------------------------------------------------------------------
                              100,947    97.7       90,776    98.7       71,578    98.4       68,109    98.6        69,960     98.7
                             ------------------------------------------------------------------------------------------------------
Foreign
  Governments and
   official institutions...         6       -           22       -            2       -           42      .1            88       .1
  Banks and other financial
   institutions............       795      .8          446      .5          304      .4          177      .2           197       .3
  Commercial and industrial
   companies...............     1,183     1.1          510      .5          634      .9          634      .9           584       .8
  Lease financing..........       440      .4          253      .3          196      .3          146      .2            62       .1
                             ------------------------------------------------------------------------------------------------------
                                2,424     2.3        1,231     1.3        1,136     1.6          999     1.4           931      1.3
                             ------------------------------------------------------------------------------------------------------
Total loans, leases and
 factored accounts
 receivable, net of
 unearned  income..........  $103,371   100.0%     $92,007   100.0%     $72,714   100.0%      $69,108  100.0%      $70,891    100.0%
                             ======================================================================================================

36  NationsBank Corporation Annual Report 1994

      The net cash provided by financing activities decreased $6.5 billion from December 31, 1993 to December 31, 1994. During 1994, proceeds from the issuances of long-term debt and subordinated capital notes exceeded principal payments and retirements by $181 million, as compared to net proceeds in 1993 of $3.7 billion. Also, in 1994, cash provided by the net increase in deposits, federal funds purchased and securities sold under agreements to repurchase was $1.7 billion as compared to a net increase of $2.9 billion in 1993.

SECURITIES

      The securities portfolio on December 31, 1994, consisted of securities held for investment totaling $17.8 billion and securities available for sale totaling $8.0 billion compared to $13.6 billion and $15.5 billion, respectively, on December 31, 1993.

      On December 31, 1994, the Corporation's portfolio of securities held for investment reflected unrealized net depreciation of $699 million compared to unrealized net appreciation of $20 million on December 31, 1993.

      The valuation reserve for securities available for sale and marketable equity securities reduced shareholders' equity by $136 million on December 31, 1994, reflecting $264 million of pretax depreciation on securities available for sale, offset by $48 million of pretax appreciation on marketable equity securities. The valuation amount increased shareholders' equity by $104 million on December 31, 1993. The changes in depreciation for both the securities held for investment and the securities available for sale portfolios were primarily due to the rise in interest rates. Further increases in interest rates would cause further depreciation due to the fixed-rate nature of the portfolios.

      The estimated average maturity was 2.48 years and 2.73 years for securities held for investment and securities available for sale on December 31, 1994, respectively, compared to 1.83 years and 1.44 years on December 31, 1993. The estimated average maturity of the combined securities portfolio was 2.56 years on December 31, 1994, compared to 1.63 years on December 31, 1993. The increase in the estimated average maturity was primarily attributable to 1994 maturities and sales which served to decrease the aggregate period-end securities portfolio balance 11 percent and shift the composition of the remaining portfolio to a longer maturity.

      The securities portfolio serves a primary role in the overall context of balance sheet management by the Corporation. The decision to purchase or sell securities is based upon the current assessment of economic and financial conditions, including the interest rate environment and other on- or off-balance sheet positions. The portfolio's scheduled maturities and the liquid nature of securities, in general, represent a significant source of liquidity. Approximately $8.0 billion, or 31 percent, of the securities portfolio matures in 1995. No liquidations other than scheduled maturities are currently anticipated. As such, no significant securities losses are expected to result from the unrealized depreciation in the

- --------------------------------------------------------------------------------

9      SELECTED LOAN MATURITY DATA
       December 31, 1994
       (Dollars in Millions)

       This table presents the maturity distribution and interest sensitivity of selected loan categories (excluding residential mortgage, home equity, credit card, other consumer loans, lease financing and factored accounts receivable). Maturities are presented on a contractual basis.

                                                                                           Due after
                                                                               Due in 1     1 year
                                                                                 year       through    Due after
                                                                               or less     5 years      5 years      Total
- ----------------------------------------------------------------------------------------------------------------------------
Commercial................................................................... $18,713     $18,443       $7,509     $44,665
Real estate commercial.......................................................   1,852       4,438        1,059       7,349
Real estate construction.....................................................   1,624       1,248          109       2,981
Foreign......................................................................   1,653         247           84       1,984
                                                                              --------------------------------------------
  Total selected loans, net of unearned income............................... $23,842     $24,376       $8,761     $56,979
                                                                              ============================================
Percent of total.............................................................    41.8%       42.8%        15.4%      100.0%
Cumulative percent of total..................................................    41.8        84.6        100.0

Sensitivity of loans to changes in interest rates--loans due after one year
  Predetermined interest rate................................................             $ 6,823       $3,320     $10,143
  Floating or adjustable interest rate.......................................              17,553        5,441      22,994
                                                                                          --------------------------------
                                                                                          $24,376       $8,761     $33,137
                                                                                          ================================

                                         Management's Discussion and Analysis 37
securities portfolio on December 31, 1994. For additional information on securities see Note 3 to the consolidated financial statements.

LOANS AND LEASES

        Total loans and leases increased $11.4 billion to $102.4 billion on December 31, 1994, compared to $91.0 billion on December 31, 1993. Average loans and leases increased $16.0 billion to $95.0 billion in 1994 compared to $79.0 billion one year earlier. Approximately $9.1 billion, or 57 percent, of the increase in average loans and leases reflects internal loan growth, while the remainder of the increase is the result of acquisitions.

        Average loan growth in the commercial loan category increased $6.5 billion, or 19 percent, to $41.6 billion in 1994 from $35.1 billion in 1993. Internal loan growth, primarily in the General Bank and Institutional Bank, contributed $3.1 billion of the increase.

      Real estate commercial and construction loans averaged $10.9 billion, a $1.4 billion increase in average levels from the prior year. Excluding acquisitions, average levels decreased $595 million.

      Residential mortgage loans increased $4.1 billion, or 37 percent, to an average of $15.0 billion in 1994. The majority of this growth was due to increased origination of residential mortgages through the General Bank's vast banking center network coupled with a higher retention level of adjustable-rate mortgages generated through the Corporation's mortgage company.

      The scheduled repayments and maturities of loans also represent a substantial source of liquidity for the Corporation. TABLE 9 shows selected loan maturity data on December 31, 1994. Approximately 42 percent of the selected loans presented had maturities of one year or less.

      Other sources of liquidity, such as the securitization and sale of certain loans or portfolios, are also available to the Corporation.

OTHER EARNING ASSETS

        As presented in TABLE 3, average other earning assets, including federal funds sold, securities purchased under agreements to resell and trading account securities, increased $12.3 billion to $23.8 billion in 1994, compared to 1993. Other earning assets represented 14 percent of total uses of funds in 1994, compared to 9 percent in 1993. Increases in trading account securities primarily reflected the acquisition and higher trading asset levels of the Corporation's primary government securities dealer.

DEPOSITS

        TABLE 3 provides information on the average amounts of deposits and the rates paid by deposit category. Deposits are the Corporation's primary source of funds. Through its diverse retail banking network, the Corporation has access to customers who provide a highly stable source of funds. Average deposits increased $10.3 billion in 1994, compared to 1993, primarily due to acquisitions. TABLE 10 provides information on the maturity distribution of domestic certificates of deposit and other time deposits in amounts of $100 thousand or more for 1994. Domestic certificates of deposit and other time deposits in denominations of $100 thousand or more amounted to $6.2 billion on December 31, 1994, compared to $6.5 billion on December 31, 1993. Certificates of deposit and other time deposits of $100 thousand or more of foreign offices amounted to $12.6 billion and $3.8 billion on December 31, 1994 and 1993, respectively.

SHORT-TERM BORROWINGS

        The Corporation uses short-term borrowings as a funding source and in its management of interest rate risk. TABLE 11 presents


===============================================================================

10  MATURITY DISTRIBUTION OF DOMESTIC CERTIFICATES OF DEPOSIT AND
    OTHER TIME DEPOSITS IN AMOUNTS OF $100 THOUSAND OR MORE
    December 31, 1994
    (Dollars in Millions)
                                            Certificates    Other Time
                                             of Deposit      Deposits    Total
- -------------------------------------------------------------------------------
Maturing in 3 months or less.................  $2,679         $ 32       $2,711
Maturing in over 3 through 6 months..........   1,121           20        1,141
Maturing in over 6 through 12 months.........     939           35          974
Maturing in over 12 months...................   1,093          236        1,329
                                               --------------------------------
                                               $5,832         $323       $6,155
                                               ================================

[BAR GRAPH APPEARS HERE

Average Loans and Leases
(Dollars in Billions)

                                   1990      1991      1992     1993     1994
                                 -------   -------   -------   ------   ------
Average loans and leases........ $68.125   $69.367   $68.187   $78.984  $95.006]

38 NationsBank Corporation Annual Report 1994 the categories of short-term borrowings. The increase in commercial paper outstanding in 1994 and 1993 primarily reflects the use of this funding source to finance Financial Services, a nonbank subsidiary of the parent company.

        The Corporation diversified its funding sources in 1993 by implementing a short-term bank note program. In 1994, the banking subsidiaries increased the maximum available issuance under this program by $3.0 billion to $6.0 billion. Outstandings on December 31, 1994, which are included in other short-term borrowings, were $4.5 billion under this program.

TRADING ACCOUNT LIABILITIES

        Trading activities are primarily financed with funds from short sales. During 1994, average short sales approximated $10.5 billion.

LONG-TERM DEBT

        On December 31, 1994 and 1993, long-term debt was $8.5 billion and $8.3 billion, respectively. During 1994, the Corporation issued approximately $1.2 billion in long-term senior and subordinated debt. This new debt was used for general corporate purposes including replacing debt repurchased due to its higher cost and funding for the internal loan growth of Financial Services.

        As a source of term liquidity, the Corporation has a medium-term note program which provides for issuance from time to time of medium-term notes with maturities of nine months or longer. See Note 7 to the consolidated financial statements for further details on long-term debt.

OTHER

        On September 30, 1994, the Corporation renegotiated its commercial paper back-up lines establishing a single committed, $1.5 billion, three-year credit facility. No borrowings have been made under this credit facility.

        The Corporation's principal debt ratings on December 31, 1994 were as follows:

                                                      Commercial    Senior
                                                        Paper        Debt
- ---------------------------------------------------------------------------
Moody's Investors Service..........................      P-1          A2
Standard & Poor's Corporation......................      A-1          A
Duff and Phelps, Inc. .............................      Duff 1+      A+
Fitch Investors Service, Inc. .....................      F-1          A+
Thomson BankWatch..................................      TBW-1        A+


      In managing liquidity, the Corporation takes into account the ability of the subsidiary banks to pay dividends to the parent corporation. See Note 10 to the consolidated financial statements for further details on dividends.

===============================================================================================================================

11  SHORT-TERM BORROWINGS
    (Dollars in Millions)

    Federal funds purchased generally represent overnight borrowings and repurchase agreements represent borrowings which generally range from one day to three months in maturity. Commercial paper is issued in maturities not to exceed nine months. Other short-term borrowings principally consist of bank notes and U.S. Treasury note balances.

                                                                          1994                   1993                 1992
                                                                   ------------------------------------------------------------
                                                                     AMOUNT   RATE          AMOUNT   RATE        AMOUNT   RATE
- -------------------------------------------------------------------------------------------------------------------------------
Federal funds purchased
    On December 31..............................................   $  3,993   5.19%        $ 7,135   2.92%      $ 6,420   2.94%
    Average during year.........................................      5,397   4.07           6,479   3.03         5,634   3.37
    Maximum month-end balance during year.......................      7,264      -           7,899      -         8,644      -

Securities sold under agreements to repurchase
    On December 31..............................................     21,977   5.36          21,236   3.11         9,632   3.23
    Average during year.........................................     24,903   4.32          17,283   3.13        10,382   3.25
    Maximum month-end balance during year.......................     27,532      -          22,733      -        13,210      -

Commercial paper
    On December 31..............................................      2,519   5.22           2,056   3.26           784   3.29
    Average during year.........................................      2,482   4.46           1,379   3.26           534   3.78
    Maximum month-end balance during year.......................      2,871      -           2,056      -           784      -

Other short-term borrowings
    On December 31..............................................      5,640   7.21           5,522   3.08         4,560   3.18
    Average during year.........................................      5,015   4.25           4,006   3.45         1,962   3.49
    Maximum month-end balance during year.......................      6,634      -           8,187      -         4,781      -


                                         Management's Discussion and Analysis 39

Asset Quality Review And Credit Risk Management

        In conducting business activities, the Corporation is exposed to the possibility that borrowers or counterparties may default on their obligations to the Corporation. Credit risk arises through the extension of loans, leases, factored accounts receivable and certain securities, financial guarantees, and through counterparty risk on trading and capital markets transactions. To manage this risk, the Credit Policy group establishes policies and procedures to manage both on- and off-balance sheet risk and communicates and monitors the application of these policies and procedures throughout the Corporation.

================================================================================
12  ALLOWANCE FOR CREDIT LOSSES
    (Dollars in Millions)

                                                                                 1994       1993       1992       1991       1990
- ---------------------------------------------------------------------------------------------------------------------------------
Balance on January 1.......................................................    $ 2,169    $ 1,454    $ 1,605    $ 1,322   $   878
                                                                               --------------------------------------------------
Loans, leases and factored accounts receivable charged off
   Commercial..............................................................       (113)      (107)      (245)      (436)     (206)
   Real estate commercial..................................................        (32)       (84)      (279)      (316)     (101)
   Real estate construction................................................        (27)       (17)      (114)      (276)      (58)
                                                                               --------------------------------------------------
     Total commercial......................................................       (172)      (208)      (638)    (1,028)     (365)
                                                                               --------------------------------------------------
   Residential mortgage....................................................         (7)       (10)       (18)       (33)      (15)
   Home equity.............................................................         (2)        (3)        (4)        (4)       (2)
   Credit card.............................................................       (126)      (184)      (172)      (138)      (91)
   Other consumer..........................................................       (190)      (169)      (162)      (181)     (160)
                                                                               --------------------------------------------------
     Total consumer........................................................       (325)      (366)      (356)      (356)     (268)
                                                                               --------------------------------------------------
   Foreign.................................................................          -          -         (7)        (3)      (28)
   Lease financing.........................................................         (4)        (5)        (8)        (7)       (9)
   Factored accounts receivable............................................        (32)       (30)       (17)       (23)      (29)
                                                                               --------------------------------------------------
     Total loans, leases and factored accounts
       receivable charged off..............................................       (533)      (609)    (1,026)    (1,417)     (699)
                                                                               --------------------------------------------------

NationsBank of Texas charge-offs reimbursed by the FDIC....................          -          -          -          -        13
                                                                               --------------------------------------------------

Recoveries of loans, leases and factored accounts
   receivable previously charged off
   Commercial..............................................................         69         67         62         36        27
   Real estate commercial..................................................         17         21         13          5         3
   Real estate construction................................................         26         12          8          3         -
                                                                               --------------------------------------------------
     Total commercial......................................................        112        100         83         44        30
                                                                               --------------------------------------------------
   Residential mortgage....................................................          2          3          4          3         2
   Home equity.............................................................          1          1          1          1         -
   Credit card.............................................................         22         19         13         19        12
   Other consumer..........................................................         66         64         47         36        30
                                                                               --------------------------------------------------
     Total consumer........................................................         91         87         65         59        44
                                                                               --------------------------------------------------
   Foreign.................................................................          -          1          1          1         2
   Lease financing.........................................................          3          2          2          2         1
   Factored accounts receivable............................................         11          7          9          3         2
                                                                               --------------------------------------------------
     Total recoveries of loans, leases and
       factored accounts receivable previously charged off.................        217        197        160        109        79
                                                                               --------------------------------------------------
     Net charge-offs.......................................................       (316)      (412)      (866)    (1,308)     (607)
                                                                               --------------------------------------------------

Provision for credit losses................................................        310        430        715      1,582     1,025
Allowance applicable to loans of purchased companies.......................         23        697          -          9        26
                                                                               --------------------------------------------------
Balance on December 31.....................................................    $ 2,186    $ 2,169    $ 1,454    $ 1,605   $ 1,322
                                                                               ==================================================

Loans, leases and factored accounts receivable,
   net of unearned income, outstanding on December 31......................   $103,371    $92,007    $72,714    $69,108   $70,891
Allowance for credit losses as a percentage of
   loans, leases and factored accounts receivable,
   net of unearned income, outstanding on December 31......................       2.11%      2.36%      2.00%      2.32%     1.86%
Average loans, leases and factored accounts receivable,
   net of unearned income, outstanding during the year.....................    $96,258    $80,058    $69,136    $70,196   $68,970
Net charge-offs as a percentage of average loans,
   leases and factored accounts receivable,
   net of unearned income, outstanding during the year.....................        .33%       .51%      1.25%      1.86%      .88%
Ratio of the allowance for credit losses
   on December 31 to net charge-offs.......................................       6.93       5.27       1.68       1.23      2.18
Allowance for credit losses as a percentage of nonperforming loans.........     273.07%    193.38%    103.11%     81.82%   100.46%

40  NationsBank Corporation Annual Report 1994

[BAR GRAPH APPEARS HERE
Net Charge-offs As A Percentage of Average Net Loans

                               1990     1991     1992     1993     1994
                               ----     ----     ----     ----     ----
Net charge-offs as a
    percentage of
    average net loans.......   0.88%    1.86%    1.25%    0.51%    0.33%]

        Loan and Lease Portfolio -- The Corporation's credit risk is centered in its loan and lease portfolio which on December 31, 1994 totaled $102.4 billion, or 67 percent, of total earning assets. The Corporation's overall objective in managing loan portfolio risk is to minimize the adverse impact of any single event or set of occurrences. To achieve this objective, the Corporation strives to maintain a loan portfolio that is diverse in terms of loan type, industry concentration, geographic distribution and borrower concentration.

        The Credit Policy group works with lending officers and is involved with the implementation, refinement and monitoring of credit policies and procedures.

        For commercial loans, loan officers prepare proposals supporting the extension of credit. These proposals contain an analysis of the borrower and an evaluation of the ability of the borrower to repay the potential credit. The proposals are subject to varying levels of approval by senior line and credit policy management prior to extension of credit. Commercial loans receive an initial risk rating by the originating loan officer. This rating is based on the amount of credit risk inherent in the loan and is reviewed for appropriateness by senior line and credit policy management. Credits are monitored by line and credit policy personnel for deterioration in a borrower's financial condition which would impact the borrower's ability to repay the credit. Risk ratings are adjusted as necessary.

        For consumer loans, approval and funding is conducted in centralized locations. Generally, credit scoring systems are utilized to provide standards for extension of credit. Consumer portfolio credit risk is monitored primarily using statistical models to predict portfolio behavior. Additionally, product and geographic concentrations are monitored.

        An independent credit review group conducts ongoing reviews of the loan and lease portfolio, reexamining on a regular basis risk assessments for loans and leases and overall compliance with policy.

        To limit credit exposure, the Corporation obtains collateral to support credit extensions and commitments when deemed necessary. The most significant categories of collateral are real and personal property, cash on deposit and marketable securities. The Corporation obtains real property as security for some loans that are made on the basis of the general creditworthiness of the borrower and whose proceeds were not used for real estate-related purposes.

        The Corporation also manages exposure to a single borrower, industry, loan-type or other concentration through syndications of credits, participations, loan sales and securitizations. Through the Corporation's Capital Markets Group, the Corporation is a major participant in the syndications market. In a syndicated facility, each participating lender funds only their portion of the syndicated facility, therefore limiting their exposure to the borrower. The Corporation also identifies and reduces its exposure to funded borrower or industry concentrations through loan sales. Generally, these sales are without recourse to the Corporation.

================================================================================
13  ALLOCATION OF THE ALLOWANCE FOR CREDIT LOSSES
    December 31
    (Dollars in Millions)

                                          1994               1993               1992               1991               1990
                                    --------------------------------------------------------------------------------------------
                                     Amount  Percent    Amount  Percent    Amount  Percent    Amount  Percent    Amount  Percent
- --------------------------------------------------------------------------------------------------------------------------------
Commercial......................      $444    20.3%      $403    18.6%      $303    20.9%      $524     32.6%     $498    37.7%
Real estate commercial..........       214     9.8        230    10.6        220    15.1        282     17.6       123     9.3
Real estate construction........        83     3.8        123     5.7        141     9.7        252     15.7       239    18.1
                                    ------------------------------------------------------------------------------------------
  Total commercial..............       741    33.9        756    34.9        664    45.7      1,058     65.9       860    65.1
                                    ------------------------------------------------------------------------------------------
Residential mortgage............        34     1.6         24     1.1         21     1.4         50      3.1        64     4.9
Home equity.....................         3      .1         23     1.1         18     1.2         26      1.6        23     1.7
Credit card.....................       117     5.4         92     4.2        125     8.6        104      6.5        78     5.9
Other consumer..................       225    10.3        201     9.3        117     8.1        135      8.4       168    12.7
                                    ------------------------------------------------------------------------------------------
  Total consumer................       379    17.4        340    15.7        281    19.3        315     19.6       333    25.2
                                    ------------------------------------------------------------------------------------------
Foreign.........................        11      .5         13      .6         17     1.2          6       .4         5      .4
Lease financing.................        17      .8         13      .6         12      .8         12       .7        20     1.5
Factored accounts receivable....        23     1.0         19      .9         18     1.2         17      1.1        11      .8
Unallocated.....................     1,015    46.4      1,028    47.3        462    31.8        197     12.3        93     7.0
                                    ------------------------------------------------------------------------------------------
                                    $2,186   100.0%    $2,169   100.0%    $1,454   100.0%    $1,605    100.0%   $1,322   100.0%
                                    ==========================================================================================

                                         Management's Discussion and Analysis 41

        Allowance for Credit Losses -- The Corporation's allowance for credit losses was $2.2 billion on December 31, 1994 and 1993. Continued improvements in credit quality during 1994, as evidenced by a 36-percent decline in nonperforming asset levels and a 23-percent decline in net charge-offs, resulted in a lower provision for credit losses in 1994. The allowance coverage of nonperforming loans increased to 273 percent on December 31, 1994, up from 193 percent at the end of 1993. Although credit quality has improved steadily, management continues to carefully monitor asset quality trends and reserve levels.

        Based on the risk rating process described above, an amount is allocated within the allowance for credit losses to cover the amount of loss estimated to be inherent in particular risk categories of loans. The allocation of the allowance for credit losses is presented in TABLE 13 and reflects a refinement in methodology of allocating the allowance for credit losses. The amount allocated is based upon the Corporation's loss experience within risk categories of loans over a period of years and is adjusted for existing economic conditions as well as performance trends within specific industries.

        In addition to the allocation by risk category, the Corporation reviews significant individual credits and concentrations of credits and makes additional allocations to the allowance when deemed necessary. The nature of the process by which the Corporation determines the appropriate allowance for credit losses requires the exercise of considerable judgment. Management believes that the allowance for credit losses is appropriate given inherent credit losses on December 31, 1994.

        As presented in TABLE 12, net charge-offs for 1994 were $316 million, or .33 percent of average loans, leases and factored accounts receivable, versus $412 million, or .51 per-

================================================================================
14  NONPERFORMING ASSETS
    December 31
    (Dollars in Millions)


                                                                               1994       1993        1992       1991       1990
- --------------------------------------------------------------------------------------------------------------------------------
Nonperforming loans
    Commercial.............................................................. $  362     $  474      $  650     $  831     $  537
    Real estate commercial..................................................    201        318         404        535        374
    Real estate construction................................................     66        142         210        480        349
                                                                             ---------------------------------------------------
      Total commercial......................................................    629        934       1,264      1,846      1,260
                                                                             ---------------------------------------------------
    Residential mortgage....................................................     66         77          88        114         56
    Home equity (1).........................................................     10          7           5          -          -
    Other consumer (1)......................................................     84         86          29          -          -
                                                                             ---------------------------------------------------
      Total consumer........................................................    160        170         122        114         56
                                                                             ---------------------------------------------------
    Foreign.................................................................      3          8           9          1          -
    Lease financing (1).....................................................      9         10          15          -          -
                                                                             ---------------------------------------------------
      Total nonperforming loans.............................................    801      1,122       1,410      1,961      1,316
                                                                             ---------------------------------------------------
Other real estate owned.....................................................    337        661         587        843        335
                                                                             ---------------------------------------------------
      Total nonperforming assets............................................ $1,138     $1,783      $1,997     $2,804     $1,651
                                                                             ===================================================
Nonperforming assets as a percentage of
    Total assets, excluding Special Asset Division..........................    .67%      1.13%       1.69%      2.54%      1.46%
    Loans, leases and factored accounts receivable,
      net of unearned income, and other real estate owned...................   1.10       1.92        2.72       4.01       2.32
Total loans past due 90 days or more and
    not classified as nonperforming......................................... $  146     $  167      $  215     $  223     $  406

The loss of income associated with nonperforming loans on December 31 and the cost of carrying other real estate owned were:

                                                                               1994       1993        1992       1991       1990
- --------------------------------------------------------------------------------------------------------------------------------
Income that would have been recorded in accordance with
    original terms........................................................   $   96     $   80      $  105     $  205     $  140
Income actually recorded..................................................      (31)       (34)        (31)       (82)       (44)
                                                                             ---------------------------------------------------
Loss of income............................................................   $   65     $   46      $   74     $  123     $   96
                                                                             ===================================================
Cost of carrying other real estate owned..................................   $   24     $   18      $   25     $   36     $   19

On December 31, 1994, there were no material outstanding commitments to lend additional funds with respect to nonperforming loans.
(1) Included in commercial nonperforming loans in 1991 and 1990.

42  NationsBank Corporation Annual Report 1994

[BAR GRAPH APPEARS HERE
Nonperforming Assets
(Dollars in Billions)

                                        1990       1991        1992        1993       1994
                                        ----       ----        ----        ----       ----
Nonperforming assets..............     $1.651     $2.804      $1.997      $1.783     $1.138
   Nonperforming loans............      1.316      1.961       1.410       1.122      0.801
   OREO...........................      0.335      0.843       0.587       0.661      0.337]

cent, in 1993. After adjusting for the impact of acquisitions, net charge-offs declined $173 million, or 47 percent, from the prior year. Including acquisitions, the most significant declines were centered in credit card and real estate commercial loan net charge-offs which fell $61 million and $48 million, respectively. The decrease in credit card net charge-offs is attributable to lower levels of outstanding receivables due to the fourth quarter 1993 securitization of credit card receivables. Net charge-offs as a percentage of managed average credit card loans were 3.46 percent in 1994, compared to 3.78 percent in 1993. The decline in real estate commercial loan charge-offs is due to improvements in real estate markets, primarily the Mid-Atlantic, and the strengthened financial condition of borrowers. These declines were partially offset by net charge-offs of other consumer loans which increased $19 million, or 18 percent, in 1994. This increase is consistent with the 21 percent growth in average levels of the other consumer portfolio during 1994. Net charge-offs as a percentage of average other consumer loans were .72 percent in 1994 compared to .73 percent in 1993.

        Nonperforming Assets -- On December 31, 1994, nonperforming assets were $1.1 billion, or 1.10 percent of net loans, leases, factored accounts receivable and other real estate owned, compared to $1.8 billion, or 1.92 percent, at the end of 1993. As presented in TABLE 14, nonperforming loans were $801 million at the end of 1994, compared to $1.1 billion at the end of 1993. The decrease in nonperforming loan levels was centered in real estate commercial and construction nonperforming loans, which declined $193 million, or 42 percent, and in commercial nonperforming loans which declined $112 million, or 24 percent, from 1993. These declines primarily reflected payments resulting from the improved financial condition of borrowers and the results of the Corporation's continuing loan workout activities. Lease financing, other consumer and home equity nonperforming loan levels have increased slightly throughout the second half of 1994. These increases are primarily reflective of the 40-percent, 21-percent and 16-percent growth, respectively, in the average levels of these portfolios during 1994.

        Other real estate owned, which

===============================================================================
15  REAL ESTATE COMMERCIAL AND CONSTRUCTION LOANS AND
    OTHER REAL ESTATE OWNED BY GEOGRAPHIC REGION
    December 31, 1994
    (Dollars in Millions)

                                                                                   Loans                                OREO
                                                                 ---------------------------------------------     ---------------
                                                                 Outstanding  Percent   Nonperforming  Percent     Amount  Percent
- ----------------------------------------------------------------------------------------------------------------------------------
Maryland, District of Columbia and Virginia.................      $ 3,005      29.1%        $134        50.2%       $122    46.4%
North Carolina and South Carolina...........................        1,951      18.9           27        10.1          33    12.5
Florida.....................................................        1,899      18.4           55        20.6          87    33.1
Other states................................................        3,475      33.6           51        19.1          21     8.0
                                                                  ------------------------------------------        ------------
                                                                  $10,330     100.0%        $267       100.0%       $263   100.0%
                                                                  ==========================================        ============

Distribution based on geographic location of collateral.


================================================================================
16  REAL ESTATE COMMERCIAL AND CONSTRUCTION LOANS AND
    OTHER REAL ESTATE OWNED BY PROPERTY TYPE
    December 31, 1994
    (Dollars in Millions)

                                                                                   Loans                                OREO
                                                                 ---------------------------------------------     ---------------
                                                                 Outstanding  Percent   Nonperforming  Percent     Amount  Percent
- ----------------------------------------------------------------------------------------------------------------------------------
Shopping centers/retail.....................................     $ 1,990       19.3%        $ 31        11.6%       $ 37    14.1%
Office buildings............................................       1,786       17.3           40        15.0          39    14.8
Apartments..................................................       1,478       14.3           19         7.1           5     1.9
Hotels......................................................         965        9.3           17         6.4           3     1.1
Land and land development...................................         890        8.6           58        21.7         109    41.4
Residential.................................................         845        8.2           23         8.6          15     5.7
Industrial/warehouse........................................         737        7.1           19         7.1          17     6.5
Commercial-other............................................         372        3.6           10         3.7          10     3.8
Multiple use................................................         349        3.4            4         1.5           1      .4
Resorts/golf courses........................................         172        1.7           16         6.0           3     1.1
Other.......................................................         746        7.2           30        11.3          24     9.2
                                                                 ---------------------------------------------------------------
                                                                 $10,330      100.0%        $267       100.0%       $263   100.0%
                                                                 ===============================================================


                                         Management's Discussion and Analysis 43
represents real estate acquired through foreclosure and in-substance foreclosures, decreased $324 million, or 49 percent, to $337 million at the end of 1994 from $661 million at the end of 1993.

        Internal loan workout units are devoted to the management and/or collection of certain nonperforming assets as well as certain performing loans. Aggressive collection strategies and a proactive approach to managing overall credit risk has expedited the Corporation's disposition, collection and renegotiation of nonperforming and other lower-quality assets and allowed loan officers to concentrate on generating new business.

        The Corporation continues its efforts to expedite disposition, collection and renegotiation of nonperforming and other lower-quality assets. As a part of this process, the Corporation routinely evaluates all reasonable alternatives, including the sale of assets individually or in groups. The final decision to proceed with any alternative is evaluated in the context of the overall credit-risk profile of the Corporation.

        Concentrations of Credit Risk -- As previously discussed, the Corporation strives to maintain a diverse credit portfolio in an effort to minimize the adverse impact of any single event or set of occurrences. Summarized below are areas of credit risk with exposures in excess of 25 per-cent of shareholders' equity and a discussion of foreign outstandings.

        Real Estate -- Total nonresidential real estate commercial and construction loans declined to $10.3 billion, or 10 percent of total loans, leases and factored accounts receivable on December 31, 1994, from $11.5 billion, or 12 percent, at year-end 1993. TABLES 15 and 16 summarize the geographic and property-type distribution of these loans. During 1994, the Corporation recorded real estate net charge-offs of $16 million, or .15 percent of average real estate loans compared to net charge-offs of $68 million, or .71 percent in 1993. Nonperforming real estate loans totaled $267 million and $460 million on December 31, 1994 and 1993, respectively.

        Commercial -- Commercial loan outstandings totaled $44.7 billion, or 43 percent, of total loans, leases and factored accounts receivable on December 31, 1994, compared to $40.8 billion, or 44 percent, at year-end 1993. TABLE 17 presents selected commercial loans by industry. Net charge-offs of commercial loans totaled $44 million, or .11 percent of average commercial loans in 1994 versus $40 million, or .11 percent, in 1993. Nonperforming commercial loans were $362 million and $474 million on December 31, 1994 and 1993, respectively.

        Consumer -- On December 31, 1994, consumer loan outstandings totaled $42.5 billion, representing 41 percent of total loans, leases and factored accounts receivable. This compares to outstandings of $35.7 billion, or 39 percent, on December 31, 1993. TABLE 8 shows the components of the Corporation's consumer loan portfolio. Net charge-offs in the consumer portfolio were $234 million in 1994 compared to $279 million in 1993. Net charge-offs as a percentage of average loans in 1994 were 2.63 percent for credit card, .03 percent for residential mortgage, .04 percent for home equity and .72 percent for other consumer loans. This compares to net charge-off ratios of 3.77 percent, .06 percent, .09 percent and .73 percent, respectively, in 1993.

        Foreign -- Foreign outstandings, which exclude contingencies and the local currency transactions of each country, include loans and

================================================================================
17  SELECTED COMMERCIAL LOANS
    December 31, 1994
    (Dollars in Millions)

                                                                                                 Unfunded
                                                                               Outstanding      Commitments    Nonperforming
- ----------------------------------------------------------------------------------------------------------------------------
Health care...........................................................           $3,690           $1,947            $35
Oil and gas...........................................................            3,571            3,463              2
Leisure and sports....................................................            3,300            1,947             42
Communications........................................................            3,255            3,165              4
Food..................................................................            3,081            2,933             28
Retail................................................................            2,666            2,940             25
Textiles and apparel..................................................            2,594            1,475             26
Automotive............................................................            2,402            1,539             12
Machinery and equipment...............................................            1,978            2,197              9
Construction..........................................................            1,856            1,125             36
Electronics...........................................................            1,779            1,713              5
Forest products and paper.............................................            1,678            1,398              3
Utilities.............................................................            1,202            1,622              1
Finance companies.....................................................            1,070            4,713              -

44 NationsBank Corporation Annual Report 1994 leases, interest-bearing deposits with foreign banks, bankers' acceptances and other investments. The Corporation has no significant medium- or long-term outstandings to restructuring countries. The Corporation's foreign outstandings totaled $4.6 billion on December 31, 1994, compared to $2.1 billion on December 31, 1993.

Interest Rate Risk Management

        The Corporation's asset and liability management process is utilized to manage the Corporation's interest rate risk through structuring the balance sheet and off-balance sheet portfolios to maximize net interest income while maintaining acceptable levels of risk to changes in market interest rates. While achievement of this goal requires a balance between profitability, liquidity and interest rate risk, there are opportunities to enhance revenues through controlled risk.

        Interest rate risk is managed by the Corporation's Finance Committee which formulates strategies based on a desirable level of interest rate risk. In setting desirable levels of interest rate risk, the Finance Committee considers the impact on earnings and capital of the current outlook on interest rates, potential changes in the outlook on interest rates, world and regional economies, liquidity, business strategies and other factors.

        To effectively measure and manage interest rate risk, the Corporation uses computer simulations which determine the impact on net interest income of various interest rate scenarios, balance sheet trends and strategies. These simulations incorporate assumptions about balance sheet dynamics, such as loan and deposit growth, loan and deposit pricing, changes in funding mix and asset and liability repricing and maturity characteristics. Simulations based on numerous assumptions are run under various interest rate scenarios to determine the impact on net interest income and capital. From these scenarios, interest rate risk is quantified and appropriate strategies are developed and implemented. The overall interest rate risk position and strategies are reviewed on an ongoing basis by executive management.

        Additionally, duration and market value sensitivity measures are selectively utilized where they provide added value to the overall interest rate risk management process.

        In implementing strategies to manage interest rate risk, the primary tools used by the Corporation are the discretionary portfolio, which is comprised of the securities portfolio and interest rate swaps, and management of the mix, rates and maturities of the wholesale and retail funding sources of the Corporation.

        The investment securities portfolio serves a primary role in positioning the Corporation based on the long-term interest rate outlook. Securities available for sale serve as a key tool for near-term interest rate risk management and can be utilized to take advantage of market opportunities that are medium-term in nature. Interest rate swaps allow the Corporation to adjust its interest rate risk position without exposure to risk of loss of principal and funding requirements, as swaps do not involve the exchange of notional amounts, only net interest payments. The interest payments can be based on a fixed rate or a variable index.

        The Corporation uses non-leveraged generic swaps, index amortizing swaps and collateralized mortgage obligation (CMO) swaps. Generic swaps involve the exchange of fixed and variable interest rates based on the contractual underlying notional amounts. Index amortizing and CMO swaps also involve the exchange of fixed and variable interest rates, however, their notional amounts decline and their maturities vary based on certain interest rate indices in the case of index amortizing swaps, or mortgage prepayment rates in the case of CMO swaps. Such instruments are subjected to the same credit risk

================================================================================
18  ASSET AND LIABILITY MANAGEMENT INTEREST RATE SWAPS
    NOTIONAL CONTRACTS
    (Dollars in Millions)

                                                                      Index
                                                      Generic       Amortizing           CMO                Total
                                                -----------------   ----------    ---------------    -----------------
                                                Receive      Pay      Receive     Receive    Pay     Receive      Pay
                                                 Fixed      Fixed      Fixed       Fixed    Fixed     Fixed      Fixed    Total
- --------------------------------------------------------------------------------------------------------------------------------
Balance on December 31, 1993...............     $6,500     $     -    $6,150      $1,076    $182     $13,726    $   182  $13,908
   Additions...............................        320       8,469     2,300       2,000       -       4,620      8,469   13,089
   Maturities..............................       (292)        (23)        -        (572)    (85)       (864)      (108)    (972)
                                                --------------------------------------------------------------------------------
BALANCE ON DECEMBER 31, 1994...............     $6,528      $8,446    $8,450      $2,504    $ 97     $17,482    $ 8,543  $26,025
                                                ================================================================================

                                         Management's Discussion and Analysis 45
management policies and procedures as trading instruments as described on page
49.

        In light of the economic momentum in the U.S. economy, and the associated tightening of credit by the Federal Reserve Bank through increases in interest rates, the Corporation shifted, in the latter half of 1994, its interest rate risk position from one postured to benefit modestly from stable to declining rates to a more neutral position. The actions taken by the Corporation to shift its position included reduction of the net swap position, reduction of fixed-rate assets, and extension of maturities of fixed-rate deposits and borrowings.

        In the third quarter of 1994, in order to reduce the net swap position, the Corporation entered into two-year maturity, pay fixed, interest rate swaps with a notional amount of $8.0 billion. As a result, the Corporation's net receive fixed position on December 31, 1994 was $8.9 billion, compared to $13.5 billion on December 31, 1993. TABLE 18 summarizes the notional contracts and the activity for the

================================================================================
19  ASSET AND LIABILITY MANAGEMENT INTEREST RATE SWAPS
    December 31, 1994
    (Dollars in Millions, Average Maturity in Years)


                                                                                  Maturities
                                                      --------------------------------------------------------------
                                              Market                                                           After     Average
                                              Value     Total     1995     1996     1997     1998      1999    1999      Maturity
- ---------------------------------------------------------------------------------------------------------------------------------
ASSET CONVERSION SWAPS
Receive fixed generic....................     $(188)                                                                       1.14
  Notional value.........................             $ 6,528    $3,137   $ 2,705  $  575    $    3       -    $ 108
  Weighted average receive rate..........                4.52%     4.30%     4.63%   4.45%     6.58%      -     8.25%
  Weighted average pay rate..............                5.84

Receive fixed amortizing.................      (619)                                                                       2.61
  Notional value.........................             $ 8,450    $  110   $   186  $6,140    $2,014       -        -
  Weighted average receive rate..........                4.92%     5.73%     5.69%   4.85%     5.01%      -        -
  Weighted average pay rate..............                6.02

Receive fixed CMO........................      (149)                                                                       2.25
                                              -----
  Notional value.........................             $ 2,504    $  708   $   488  $  349    $  474   $ 485        -
  Weighted average receive rate..........                5.12%     5.12%     5.10%   5.11%     5.07%   5.21%       -
  Weighted average pay rate..............                6.10

Total asset conversion swaps.............     $(956)                                                                       2.01
                                              =====
  Notional value.........................             $17,482    $3,955   $ 3,379  $7,064    $2,491   $ 485    $ 108
  Weighted average receive rate..........                4.80%     4.49%     4.76%   4.83%     5.02%   5.21%    8.25%
  Weighted average pay rate..............                5.96

LIABILITY CONVERSION SWAPS
Pay fixed generic........................     $ 223                                                                        1.69
  Notional value.........................             $ 8,446    $  110   $ 8,037  $  125    $  100       -    $  74
  Weighted average pay rate..............                6.39%     6.64%     6.44%   4.52%     5.12%      -     5.37%
  Weighted average receive rate..........                5.35

Pay fixed CMO............................         7                                                                        2.08
                                              -----
  Notional value.........................             $    97    $   24   $    19  $   14    $   40       -        -
  Weighted average pay rate..............                4.44%     4.44%     4.44%   4.44%     4.44%      -        -
  Weighted average receive rate..........                6.19

Total liability conversion swaps.........     $ 230                                                                        1.69
                                              =====
  Notional value.........................             $ 8,543    $  134   $ 8,056  $  139    $  140       -    $  74
  Weighted average pay rate..............                6.37%     6.25%     6.44%   4.51%     4.93%      -     5.37%
  Weighted average receive rate..........                5.35

Total....................................     $(726)
                                              =====
  Notional value.........................             $26,025    $4,089   $11,435  $7,203    $2,631   $ 485    $ 182
  Weighted average receive rate..........               4.98%
  Weighted average pay rate..............               6.10

Floating rates represent the last repricing and will change in the future based on movements in one, three or six month LIBOR rates.

Maturities are based on interest rates implied by the forward curve on December 31, 1994, and may differ from actual maturities, depending on future interest rate movements and resultant prepayment patterns.

In addition to the above asset and liability management interest rate swaps, on December 31, 1994, the Corporation had approximately $1.2 billion notional of net receive fixed generic interest rate swaps associated primarily with the credit card securitization. On December 31, 1994, these positions had an unrealized market value of negative $115 million. The weighted average receive rate is 5.19 percent and the pay rate on December 31, 1994 was 6.94 percent.

46 NationsBank Corporation Annual Report 1994 year ended December 31, 1994 of asset and liability management interest rate swaps (ALM swaps). The interest rate swap transactions entered into during 1994 increased the gross notional amount of the Corporation's ALM swaps program on December 31, 1994, to $26.0 billion with the Corporation receiving fixed on $17.5 billion, converting variable-rate commercial loans to fixed rate and receiving variable on $8.5 billion, fixing the cost of certain variable-rate liabilities, primarily market-based borrowed funds.

        Secondly, the Corporation adjusted its interest rate risk position by reducing the level of fixed-rate securities. As securities matured in 1994, the Corporation did not fully reinvest these proceeds. Additionally, during the fourth quarter, approximately $1.5 billion of securities were sold, without reinvestment of those proceeds. These actions give the Corporation the flexibility to reinvest as deemed appropriate.

        The third action taken to adjust the interest rate risk position was extension of the maturities of market-based funds, primarily bank notes and foreign time deposits.

        In addition to these efforts, the acquisition of approximately $3.9 billion of customer-based deposits from California Federal Savings Bank in 1994 helped adjust the interest rate risk sensitivity of the Corporation's liabilities, as approximately one-half of these deposits are not rate sensitive and are longer-term.

        The above actions shifted the Corporation's interest rate position from one postured to benefit modestly from stable to declining interest rates to a more neutral position. On December 31, 1994, the impact of a gradual 100-basis point rise in interest rates over the next 12 months was estimated to have an insignificant impact on net income when compared to stable rates.

        TABLE 19 summarizes the maturities, average pay and receive rates and the market value on December 31, 1994, of the Corporation's ALM swaps. The weighted average interest receive rate was 4.98 percent and pay rate was 6.10 percent as of

================================================================================
20  INTEREST RATE GAP ANALYSIS
    December 31, 1994
    (Dollars in Millions)

                                                                                                              Over 12
                                                                   Interest-Sensitive                        Months and
                                                             ---------------------------------------------  Noninterest-
                                                             30-Day   3-Month    6-Month   12-Month   Total   Sensitive    Total
- --------------------------------------------------------------------------------------------------------------------------------
Earning assets
    Loans and leases, net of
      unearned income....................................   $ 45,946  $  9,243  $  4,713  $  6,343   $66,245  $36,122   $102,367
    Securities held for investment.......................         49        88       222     4,485     4,844   12,956     17,800
    Securities available for sale........................        523     1,844       407       152     2,926    5,099      8,025
    Loans held for sale..................................        318         -         -         -       318        -        318
    Time deposits placed and other
      short-term investments.............................      1,530       572        52         3     2,157        2      2,159
    Other earning assets.................................     21,053         -         -         -    21,053        -     21,053
                                                            --------------------------------------------------------------------
        Total............................................     69,419    11,747     5,394    10,983    97,543   54,179   $151,722
                                                            --------------------------------------------------------------------
Interest-bearing liabilities
    Savings..............................................      9,037         -         -         -     9,037        -   $  9,037
    NOW and money market deposit
      accounts...........................................     21,881         -         -         -    21,881    7,871     29,752
    Consumer CDs and IRAs................................      3,212     3,785     4,992     4,881    16,870    8,070     24,940
    Negotiated CDs, public funds and
      other time deposits................................        776       725       614       345     2,460      298      2,758
    Foreign time deposits................................      5,754     1,542     3,513     1,794    12,603        -     12,603
    Borrowed funds and trading account liabilities.......     39,614     1,449     2,188     2,304    45,555        -     45,555
    Long-term debt and obligations under
      capital leases.....................................        552     1,605         2       565     2,724    5,764      8,488
                                                            --------------------------------------------------------------------
        Total............................................     80,826     9,106    11,309     9,889   111,130   22,003    133,133
Noninterest-bearing, net.................................          -         -         -         -         -   18,589     18,589
                                                            --------------------------------------------------------------------
        Total............................................     80,826     9,106    11,309     9,889   111,130   40,592   $151,722
                                                            --------------------------------------------------------------------
Interest rate gap........................................    (11,407)    2,641    (5,915)    1,094   (13,587)  13,587
Effect of asset and liability management
    interest rate swaps, futures and
    other off-balance sheet items........................     (6,289)     (198)   (2,306)    2,662    (6,131)   6,131
                                                            ---------------------------------------------------------
Adjusted interest rate gap...............................   $(17,696) $  2,443  $ (8,221) $  3,756  $(19,718) $19,718
                                                            =========================================================
Cumulative adjusted interest rate gap....................   $(17,696) $(15,253) $(23,474) $(19,718)
                                                            ======================================

                                         Management's Discussion and Analysis 47

December 31, 1994. Net interest receipts and payments have been included in interest income and expense on the underlying instruments. Deferred gains and losses relating to any terminated contracts are insignificant.

        The unrealized depreciation in the estimated value of the ALM swap portfolio should be viewed in the context of the overall balance sheet. The value of any single component of the balance sheet or off-balance sheet position should not be viewed in isolation. For example, the value of core deposits and other fixed-rate longer-term liabilities increased as interest rates rose, offsetting the decline in value of swaps and other fixed-rate assets. The overall impact of a 100-basis point parallel increase in interest rates from December 31, 1994 levels is estimated to have an insignificant impact on the market value of equity.

        Table 20 represents the Corporation's interest rate gap position on December 31, 1994. Based on contractual maturities or repricing dates, or anticipated dates where no contractual maturity or repricing date exists, interest sensitive assets and liabilities are placed in maturity categories. The Corporation's negative cumulative interest rate gap position in the near term reflects the strong customer-deposit gathering franchise which provides a relatively stable core deposit base. These available funds have been deployed in longer-term interest-earning assets including certain loans and securities. A gap analysis is limited in its usefulness as it represents a one-day position which is continually changing and not necessarily indicative of the Corporation's position at any other time. Additionally, the gap analysis does not consider the many factors accompanying interest rate movements.

Capital Resources And Capital Management

        Shareholders' equity on December 31, 1994, was $11.0 billion, compared to $10.0 billion on December 31, 1993.

        The Federal Reserve Board, the Office of the Comptroller of the Currency and the FDIC have issued risk-based capital guidelines for U.S. banking organizations. These guidelines provide a capital framework that is sensitive to differences in risk profiles among banking companies.

        The guidelines define a two-tier capital framework. Tier 1 Capital consists of common and qualifying preferred shareholders' equity less goodwill and other adjustments. Tier 2 Capital consists of mandatory convertible, subordinated and other qualifying term debt, preferred stock not qualifying as Tier 1 Capital and the allowance for credit losses up to 1.25 percent of risk-weighted assets.

        The risk-based capital guidelines are designed to measure Tier 1 and Total Capital in relation to the credit risk of both on- and off-balance sheet items. Under the guidelines, one of four risk weights is applied to the different on-balance sheet assets. Off-balance sheet items, such as loan commitments and derivatives, are also applied a risk weight after conversion to balance sheet equivalent amounts.

        On December 31, 1994, the Corporation's Tier 1 ratio was 7.43 percent, compared to 7.41 percent on December 31, 1993. The total risk-based capital ratio was 11.47 percent, compared to 11.73 percent on December 31, 1993. Both of these measures compare favorably with the regulatory minimums of four percent for Tier 1 and eight percent for total risk-based capital.

        The leverage ratio consists of Tier 1 Capital divided by total average quarterly assets, excluding goodwill and certain other items. The minimum leverage ratio guideline is three percent, although most banking organizations are expected to maintain ratios of at least 100 to 200 basis points above the three-percent minimum. The Corporation's leverage ratio was
6.18 percent on December 31, 1994, compared to 6.00 percent on December 31,
1993.

        The components of Tier 1 and Total Capital and on- and off-balance sheet risk- weighted assets on December 31 were (dollars in millions):

                                                   1994           1993
- -----------------------------------------------------------------------
Common shareholders'
    equity..................................     $ 10,976      $  9,859
Qualifying preferred
    stock...................................           35           120
Less: Deductions
    from Tier 1 Capital.....................       (1,500)       (1,444)
                                                 ----------------------
Tier 1 Capital..............................        9,511         8,535
                                                 ----------------------

Allowance for credit
    losses..................................        2,186         2,169
Qualifying debt.............................        3,781         3,667
Less: Deductions from
    Tier 2 Capital..........................         (797)         (865)
                                                 ----------------------
Tier 2 Capital..............................        5,170         4,971
                                                 ----------------------
    Total Capital...........................     $ 14,681      $ 13,506
                                                 ======================

Balance sheet risk-
    weighted assets.........................     $104,432      $ 95,084
Off-balance sheet risk-
    weighted assets.........................       27,252        23,237
Less: Deductions from
    risk-weighted assets....................       (3,691)       (3,208)
                                                 ----------------------
Net risk-weighted assets....................     $127,993      $115,113
                                                 ======================

[BAR GRAPH APPEARS HERE
Risk-Based Capital
(Dollars in Billions)

                                              1993     1994
                                              ----     ----
Risk-Based Capital
     Tier 1.............................     8.535    13.506
     Total..............................     9.511    14.681]

48  NationsBank Corporation Annual Report 1994

Trading Activities

        The Corporation maintains trading positions in a variety of cash and derivative financial instruments. The Corporation offers a number of products to customers, as well as enters into transactions for its own account. In setting trading strategies, the Corporation manages these activities to maximize trading revenues while at the same time taking controlled risk.

        Capital markets activities are managed in the Capital Markets Group and are conducted in two principal divisions, NationsBanc Capital Markets, Inc. (NCMI) and NationsBanc-CRT. Major trading sites include Charlotte, Chicago, New York and London.

        NCMI underwrites, trades and distributes debt and equity securities. Its business activities include both customer and proprietary trading activities. Additionally, NCMI is a primary dealer in U.S. Government securities.

        NationsBanc-CRT manages the Corporation's derivatives and foreign exchange business activities. Interest rate derivatives are the primary component of NationsBanc-CRT's customer-based and proprietary derivative products. Other derivative products consist primarily of commodity-based transactions.

        Note 4 to the consolidated financial statements details the individual components of the Corporation's trading assets and liabilities. Additionally, TABLE 21 provides information on the Corporation's derivative dealer positions.

        Credit Risk -- Within the Corporation's Credit Policy organization, a group is dedicated to managing credit risks associated with trading activities. The Corporation maintains trading positions in a number of markets and with a variety of counterparties or obligors (counterparties). To limit credit exposure arising from such transactions, the Corporation evaluates the credit standing of counterparties, establishes limits for the total exposure to any one counterparty, monitors exposure against the established limits and monitors trading portfolio composition to manage concentrations.

        The Corporation's exposure to credit risk from derivative financial instruments is represented by the fair value of instruments. Credit risk amounts represent the replacement cost the Corporation could incur should counterparties with contracts in a gain position completely fail to perform under the terms of those contracts and any collateral underlying the contracts proves to be of no value to the Corporation. Counterparties are subject to the credit approval and credit

================================================================================
21  DERIVATIVES-DEALER POSITIONS
    December 31
    (Dollars in Millions)

                                                                             1994                               1993
                                                                   --------------------------------------------------------------
                                                                                    Credit                             Credit
                                                                   Contract/         Risk             Contract/         Risk
                                                                   Notional         Amount (1)        Notional         Amount (1)
- ---------------------------------------------------------------------------------------------------------------------------------
Interest Rate Contracts
    Swaps...................................................       $ 45,179         $  531            $15,758           $185
    Futures and forwards....................................        124,620             30             32,503              -
    Written options.........................................        114,928              -             58,499              -
    Purchased options.......................................        118,839            481             55,616            129

Foreign Exchange Contracts
    Swaps...................................................            470              -                258              7
    Spot, futures and forwards..............................         26,987            221             12,516            106
    Written options.........................................         13,398              -              8,058              -
    Purchased options.......................................         13,507            167              8,051            134

Commodity Contracts
    Swaps...................................................            570             74              1,470             51
    Futures and forwards....................................          1,984              1              1,661             31
    Written options.........................................         12,608              -              6,696              -
    Purchased options.......................................         11,591            309              7,339            313
                                                                                    ------                              ----
                                                                                    $1,814                              $956
                                                                                    ======                              ====

(1) Represents the replacement cost the Corporation could incur should counterparties with contracts in a gain position to the Corporation completely fail to perform under the terms of those contracts. Amounts include interest.

                                         Management's Discussion and Analysis 49
monitoring policies and procedures of the Corporation. Certain instruments require the Corporation or the counterparty to maintain collateral for all or part of the exposure. Generally, such collateral is in the form of cash or other highly liquid instruments. Limits for exposure to any particular counterparty are established and monitored. In certain jurisdictions, counterparty risk is also reduced through the use of legally enforceable master netting arrangements which allow the Corporation to settle positions with the same counterparty on a net basis. The contract or notional amounts associated with the Corporation's dealer derivative positions are reflected in TABLE 21. The notional or contract amounts indicate the total volume of transactions and significantly exceed the amount of the Corporation's credit or market risk associated with these instruments. The credit risk amount for the instruments reflected in TABLE 21 is measured by the Corporation as the positive replacement cost on December 31, 1994 and 1993. Of the credit risk amount reported in TABLE 21, $354 million and $343 million relates to exchange-traded

================================================================================
22  SELECTED QUARTERLY OPERATING RESULTS
    (Dollars in Millions Except Per-Share Information)

                                                              1994 Quarters                          1993 Quarters
                                                  ------------------------------------------------------------------------------
                                                   Fourth    Third    Second    First     Fourth    Third     Second      First
- --------------------------------------------------------------------------------------------------------------------------------
Income from earning assets....................    $  2,918  $  2,701  $  2,512  $  2,398  $  2,395  $  2,104  $  1,932  $  1,896
Interest expense..............................       1,618     1,395     1,195     1,110     1,092       956       821       821
Net interest income
    (taxable-equivalent)......................       1,326     1,330     1,339     1,310     1,326     1,168     1,131     1,098
Net interest income...........................       1,300     1,306     1,317     1,288     1,303     1,148     1,111     1,075
Provision for credit losses...................          70        70        70       100       100       100       110       120
Gains (losses) on sales of securities.........         (28)       (4)        5        14         -        50        22        12
Noninterest income............................         639       649       629       680       615       524       481       481
Other real estate owned expense (income)......          (8)       (6)       (3)        5        22        11        21        24
Restructuring expense.........................           -         -         -         -         -        30         -         -
Noninterest expense...........................       1,261     1,234     1,228     1,219     1,222     1,054     1,019       998
Income before income taxes and effect
    of change in method of accounting
    for income taxes..........................         588       653       656       658       574       527       464       426
Income tax expense............................         183       222       219       241       201       186       158       145
Income before effect of change in
    method of accounting for
    income taxes..............................         405       431       437       417       373       341       306       281
Effect of change in method of
    accounting for income taxes...............           -         -         -         -         -         -         -       200
Net income....................................         405       431       437       417       373       341       306       481
Earnings per common share.....................        1.46      1.55      1.58      1.52      1.37      1.33      1.20      1.89
Dividends per common share....................         .50       .46       .46       .46       .42       .42       .40       .40

Yield on average earning assets...............        7.54%     7.24%     7.00%     6.81%     6.88%     6.96%     7.19%     7.28%
Rate on average interest-
    bearing liabilities.......................        4.71      4.22      3.80      3.57      3.53      3.54      3.47      3.57
Net interest spread...........................        2.83      3.02      3.20      3.24      3.35      3.42      3.72      3.71
Net interest yield............................        3.40      3.54      3.70      3.69      3.77      3.83      4.17      4.16

Average total assets..........................    $174,554  $167,283  $161,989  $161,294  $157,790  $136,195  $122,810  $120,374
Average total deposits........................      98,574    94,656    91,358    90,260    90,338    80,404    81,264    81,819
Average total shareholders' equity............      10,906    10,665    10,272    10,080     9,669     8,642     8,344     7,929
Return on average assets......................         .92%     1.02%     1.08%     1.05%      .94%      .99%     1.00%      .95%
Return on average common
    shareholders' equity......................       14.68     16.00     17.04     16.82     15.34     15.60     14.65     14.29

Market price per share of common stock
    High for the period.......................    $  50 3/4 $  56     $  57 3/8 $  50 7/8 $  53 1/4 $  53 5/8 $  57 7/8 $  58
    Low for the period........................       43 3/8    47 1/8    44 1/2    44 3/8    44 1/2    48 1/4    45        49 1/2
    Closing price.............................       45 1/8    49        51 3/8    45 3/4    49        51 1/2    49 5/8    54 5/8

Risk-based capital ratios
    Tier 1....................................         7.43%     7.48%     7.63%     7.50%     7.41%     7.60%     7.63%     7.61%
    Total.....................................        11.47     11.57     11.57     11.66     11.73     12.15     11.75     11.80

50 NationsBank Corporation Annual Report 1994 instruments for 1994 and 1993, respectively. Because exchange-traded instruments conform to standard terms and are subject to policies set by the exchange involved, including counterparty approval, margin requirements and security deposit requirements, the credit risk to the Corporation is minimal.

        Market Risk -- Market risk arises due to fluctuations in interest rates and market prices that may result in changes in the values of trading instruments. The Corporation manages its exposure to market risk resulting from trading activities through a risk management function. Each major trading site is monitored by these risk management units.

        Daily earnings at risk limits, which have been approved by the Corporation's Finance Committee, are generally allocated to the business units. In addition to limits placed on these individual business units, limits are imposed on the risks certain individual traders may take. Risk positions are monitored by line, risk management function personnel and senior management on a daily basis.

        Daily earnings at risk measures the rate of loss for a one-day, three-standard deviation movement in market prices if traders are unable to rehedge. In addition to these daily earnings at risk simulations, portfolios which have significant option positions are stress tested continually to simulate the potential loss that might occur due to unexpected market movements in each market. Limits are also established by product for losses which could result in these stress scenarios.

Fourth Quarter Review

        The Corporation recorded net income of $405 million in the fourth quarter of 1994, compared to $373 million in the same period of the previous year. Results for the fourth quarter of 1993 reflected a full-quarter impact of the MNC acquisition. TABLE 22 presents selected quarterly operating results for each quarter of 1994 and 1993.

        TABLE 23 presents an analysis of the Corporation's taxable-equivalent net interest income for each of the last five quarters ending December 31, 1994. Taxable-equivalent net interest income was $1.3 billion in the fourth quarter of 1994 and 1993. The net interest yield was 3.40 percent in the fourth quarter of 1994, compared to 3.77 percent in the same quarter of 1993. Excluding the impact of the primary government securities dealer, the net interest yield totaled 3.88 percent in the fourth quarter of 1994 and 4.18 percent in the fourth quarter of 1993. The decline in the net interest yield is due to the narrowing of the spread between investment securities and market-based funds and actions taken to reposition the balance sheet in light of rising interest rates.

        Provision for credit losses was $70 million in the fourth quarter of 1994, compared to $100 million in the fourth quarter of 1993. This decline primarily reflected improved credit quality, as evidenced by decreases in net charge-offs and lower nonperforming asset levels. Net charge-offs for the fourth quarter of 1994 were $98 million, compared to $136 million in the prior year quarter.

        Securities losses in the fourth quarter of 1994 were $28 million resulting from the previously described interest rate risk repositioning initiatives. There were no securities gains or losses in the fourth quarter of 1993.

        Noninterest income, adjusted for the effects of acquisitions, increased $14 million in the fourth quarter of 1994 compared to the fourth quarter of 1993. Significant changes in the components of noninterest income included increases of $27 million in investment banking income, $8 million in deposit account service charges and $23 million in credit card income, primarily due to the impact of the December 1993 credit card securitization. These increases were partially offset by decreases of $30 million in trading account profits and fees, due to difficult conditions in the financial markets in the fourth quarter of 1994, and $17 million in miscellaneous income.

        Other real estate owned expense was a recovery of $8 million in the fourth quarter of 1994, compared to an expense of $22 million in the same period of 1993.

        Fourth quarter noninterest expense in 1994, adjusted for the effects of acquisitions, increased $2 million. Increases of $49 million in personnel expense and $7 million in equipment expense were offset by decreases in all other noninterest expense categories totaling approximately $54 million.

        In the fourth quarter of 1994, the Corporation recorded tax expense of $183 million for an effective tax rate of 31.1 percent of pretax income, compared to $201 million, or 35.0 percent of pretax income, recorded in the same period of 1993. This decrease is a result of adjustment of the Corporation's effective tax rate for the year, bringing it to 33.9 percent of pretax income on an annual basis. See Note 13 to the consolidated financial statements for a discussion of the Corporation's tax position.

                                        Management's Discussion and Analysis  51

================================================================================
23  QUARTERLY TAXABLE-EQUIVALENT DATA
    (Dollars in Millions)

                                                                           Fourth Quarter 1994              Third Quarter 1994
                                                                     ------------------------------------------------------------
                                                                      Average                           Average
                                                                      Balance   Income                  Balance  Income
                                                                       Sheet      or       Yields/       Sheet     or     Yields/
                                                                      Amounts   Expense    Rates        Amounts  Expense  Rates
- ---------------------------------------------------------------------------------------------------------------------------------
Earning assets
  Loans and leases, net of unearned income (1)
    Commercial (2)...............................................    $ 43,587   $  855      7.78%     $ 42,037   $  805   7.60%
    Real estate commercial.......................................       7,289      162      8.86         7,473      159   8.43
    Real estate construction.....................................       3,038       72      9.33         3,106       66   8.50
                                                                     ---------------------------------------------------------
      Total commercial...........................................      53,914    1,089      8.01        52,616    1,030   7.77
                                                                     ---------------------------------------------------------
    Residential mortgage.........................................      16,680      321      7.70        15,528      296   7.63
    Home equity..................................................       2,580       56      8.71         2,516       55   8.72
    Credit card..................................................       4,357      141     12.80         4,003      131  12.96
    Other consumer...............................................      17,714      430      9.63        17,357      412   9.42
                                                                     ---------------------------------------------------------
      Total consumer.............................................      41,331      948      9.13        39,404      894   9.03
                                                                     ---------------------------------------------------------
    Foreign......................................................       1,764       30      6.79         1,453       23   6.34
    Lease financing..............................................       2,755       53      7.71         2,474       49   7.90
                                                                     ---------------------------------------------------------
      Total loans and leases, net................................      99,764    2,120      8.44        95,947    1,996   8.27
                                                                     ---------------------------------------------------------
  Securities
    Held for investment..........................................      17,966      245      5.40        15,443      197   5.08
    Available for sale (3).......................................       8,560      117      5.44        11,683      152   5.17
                                                                     ---------------------------------------------------------
      Total securities...........................................      26,526      362      5.42        27,126      349   5.12
                                                                     ---------------------------------------------------------
  Loans held for sale............................................         109        3      7.65           183        3   6.69
  Federal funds sold and securities purchased
    under agreements to resell...................................      16,159      203      5.00        13,495      149   4.38
  Time deposits placed and other short-term investments..........       2,231       32      5.75         2,216       29   5.16
  Trading account securities (4).................................      10,318      224      8.64        10,488      199   7.52
                                                                     ---------------------------------------------------------
      Total earning assets (5)...................................     155,107    2,944      7.54       149,455    2,725   7.24
Cash and cash equivalents........................................       8,674                            8,372
Factored accounts receivable.....................................       1,235                            1,156
Other assets, less allowance for credit losses...................       9,538                            8,300
                                                                     ---------------------------------------------------------
      Total assets...............................................    $174,554                         $167,283
                                                                     =========================================================
Interest-bearing liabilities
  Savings........................................................    $  9,143       54      2.37      $  9,255       54   2.31
  NOW and money market deposit accounts..........................      29,442      190      2.53        29,507      179   2.41
  Consumer CDs and IRAs..........................................      25,136      277      4.40        24,439      257   4.17
  Negotiated CDs, public funds and other time deposits...........       2,825       35      4.80         3,223       34   4.23
  Foreign time deposits..........................................      11,576      162      5.57         8,436      108   5.06
  Borrowed funds and trading account liabilities (4)(6)..........      50,110      756      5.99        48,688      629   5.13
  Long-term debt and obligations under capital leases............       8,147      144      7.08         7,731      134   6.95
                                                                     ---------------------------------------------------------
      Total interest-bearing liabilities.........................     136,379    1,618      4.71       131,279    1,395   4.22
Noninterest-bearing sources
  Noninterest-bearing deposits...................................      20,452                           19,796
  Other liabilities..............................................       6,817                            5,543
  Shareholders' equity...........................................      10,906                           10,665
                                                                     ---------------------------------------------------------
      Total liabilities and shareholders' equity.................    $174,554                         $167,283
                                                                     =========================================================
Net interest spread..............................................                           2.83                          3.02
Impact of noninterest-bearing sources............................                            .57                           .52
                                                                     ---------------------------------------------------------
Net interest income/yield on earning assets......................               $1,326      3.40%                $1,330   3.54%
                                                                     =========================================================

(1) Nonperforming loans are included in the respective average loan balances. Income on such nonperforming loans is recognized on a cash basis.
(2) Commercial loan interest income includes net interest rate swap revenues related to asset conversion swaps converting variable-rate commercial loans to fixed rate. Such revenue (expense) amounts were $(32), $0, $38 and $56 in the fourth, third, second and first quarters of 1994, respectively, and $42 in the fourth quarter of 1993.
(3) The average balance sheet amounts and yields on securities available for sale are based on the average of historical amortized cost balances.
(4) Gross unrealized gains and losses on off-balance sheet trading positions are reported in other assets and liabilities, respectively.
(5) Interest income includes taxable-equivalent adjustments of $26, $24, $22 and $22 in the fourth, third, second and first quarters of 1994, respectively, and $23 in the fourth quarter of 1993.
(6) Borrowed funds and trading account liabilities interest expense includes net interest rate swap expense related to liability conversion swaps fixing the cost of certain variable-rate liabilities, primarily market-based borrowed funds. Such expense (revenue) was $20, $9, $(1) and $3 in the fourth, third, second and first quarters of 1994, respectively, and $2 in the fourth quarter of 1993.

52  NationsBank Corporation Annual Report 1994

================================================================================
23 QUARTERLY TAXABLE-EQUIVALENT DATA
(Dollars in Millions)

                                                                           Second Quarter 1994              First Quarter 1994
                                                                     ------------------------------------------------------------
                                                                      Average                           Average
                                                                      Balance   Income                  Balance  Income
                                                                       Sheet      or       Yields/       Sheet     or     Yields/
                                                                      Amounts   Expense    Rates        Amounts  Expense  Rates
- ---------------------------------------------------------------------------------------------------------------------------------
Earning assets
  Loans and leases, net of unearned income (1)
    Commercial (2)...............................................    $ 40,339   $  765      7.61%     $ 40,421   $  722    7.24%
    Real estate commercial.......................................       7,955      157      7.92         8,419      158    7.61
    Real estate construction.....................................       3,226       68      8.42         3,253       62    7.73
                                                                     ----------------------------------------------------------
      Total commercial...........................................      51,520      990      7.71        52,093      942    7.33
                                                                     ----------------------------------------------------------
    Residential mortgage.........................................      14,329      270      7.53        13,340      254    7.63
    Home equity..................................................       2,480       46      7.41         2,547       45    7.11
    Credit card..................................................       3,783      115     12.27         3,673      121   13.32
    Other consumer...............................................      17,060      397      9.33        16,806      390    9.41
                                                                     ----------------------------------------------------------
      Total consumer.............................................      37,652      828      8.82        36,366      810    8.99
                                                                     ----------------------------------------------------------
    Foreign......................................................       1,287       18      5.73         1,157       15    5.15
    Lease financing..............................................       2,146       38      7.08         1,992       36    7.19
                                                                     ----------------------------------------------------------
      Total loans and leases, net................................      92,605    1,874      8.12        91,608    1,803    7.96
                                                                     ----------------------------------------------------------
  Securities
    Held for investment..........................................      14,009      167      4.79        12,714      152    4.82
    Available for sale (3).......................................      14,829      191      5.16        14,545      184    5.12
                                                                     ----------------------------------------------------------
      Total securities...........................................      28,838      358      4.98        27,259      336    4.98
                                                                     ----------------------------------------------------------
  Loans held for sale............................................         392        6      6.49           681       11    6.46
  Federal funds sold and securities purchased
    under agreements to resell...................................      11,780      108      3.64        12,073       87    2.95
  Time deposits placed and other short-term investments..........       1,211       15      4.96         1,375       14    4.12
  Trading account securities (4).................................      10,265      173      6.75        10,738      169    6.39
                                                                     ----------------------------------------------------------
      Total earning assets (5)...................................     145,091    2,534      7.00       143,734    2,420    6.81
Cash and cash equivalents........................................       8,051                            7,976
Factored accounts receivable.....................................       1,599                            1,016
Other assets, less allowance for credit losses...................       7,248                            8,568
                                                                     ----------------------------------------------------------
      Total assets...............................................    $161,989                         $161,294
                                                                     ==========================================================
Interest-bearing liabilities
  Savings........................................................    $  9,181       53      2.30      $  8,879       51    2.33
  NOW and money market deposit accounts..........................      29,816      166      2.24        30,140      161    2.17
  Consumer CDs and IRAs..........................................      22,855      231      4.02        23,295      234    4.09
  Negotiated CDs, public funds and other time deposits...........       3,574       33      3.80         3,664       31    3.44
  Foreign time deposits..........................................       5,691       63      4.49         4,385       42    3.86
  Borrowed funds and trading account liabilities (4)(6)..........      47,122      514      4.38        47,336      454    3.89
  Long-term debt and obligations under capital leases............       7,952      135      6.75         8,308      137    6.61
                                                                     ----------------------------------------------------------
      Total interest-bearing liabilities.........................     126,191    1,195      3.80       126,007    1,110    3.57
Noninterest-bearing sources
  Noninterest-bearing deposits...................................      20,241                           19,897
  Other liabilities..............................................       5,285                            5,310
  Shareholders' equity...........................................      10,272                           10,080
                                                                     ----------------------------------------------------------
      Total liabilities and shareholders' equity.................    $161,989                         $161,294
                                                                     ==========================================================
Net interest spread..............................................                           3.20                           3.24
Impact of noninterest-bearing sources............................                            .50                            .45
                                                                     ----------------------------------------------------------
Net interest income/yield on earning assets......................               $1,339      3.70%                $1,310    3.69%
===============================================================================================================================

23 QUARTERLY TAXABLE-EQUIVALENT DATA
(Dollars in Millions)

                                                                                 Fourth Quarter 1993
                                                                      -----------------------------------
                                                                        Average
                                                                        Balance      Income
                                                                         Sheet         or         Yields/
                                                                        Amounts      Expense       Rates
- ---------------------------------------------------------------------------------------------------------
Earning assets
  Loans and leases, net of unearned income (1)
    Commercial (2)...............................................      $ 39,233      $  702         7.10%
    Real estate commercial.......................................         7,915         150         7.51
    Real estate construction.....................................         3,260          64         7.77
                                                                       ---------------------------------
      Total commercial...........................................        50,408         916         7.21
                                                                       ---------------------------------
    Residential mortgage.........................................        12,663         249         7.85
    Home equity..................................................         2,586          47         7.24
    Credit card..................................................         4,593         150        12.97
    Other consumer...............................................        16,072         378         9.33
                                                                       ---------------------------------
      Total consumer.............................................        35,914         824         9.12
                                                                       ---------------------------------
    Foreign......................................................           931          13         5.82
    Lease financing..............................................         1,894          35         7.47
                                                                       ---------------------------------
      Total loans and leases, net................................        89,147       1,788         7.97
                                                                       ---------------------------------
  Securities
    Held for investment..........................................        27,273         354         5.16
    Available for sale (3).......................................         2,211          26         4.69
                                                                       ---------------------------------
      Total securities...........................................        29,484         380         5.13
                                                                       ---------------------------------
  Loans held for sale............................................           961          16         6.54
  Federal funds sold and securities purchased
    under agreements to resell...................................         8,237          64         3.08
  Time deposits placed and other short-term investments..........         2,238          20         3.71
  Trading account securities (4).................................         9,590         150         6.19
                                                                       ---------------------------------
      Total earning assets (5)...................................       139,657       2,418         6.88
Cash and cash equivalents........................................         8,318
Factored accounts receivable.....................................         1,207
Other assets, less allowance for credit losses...................         8,608
                                                                       ---------------------------------
      Total assets...............................................      $157,790
                                                                       =================================
Interest-bearing liabilities
  Savings........................................................        $8,542          52         2.45
  NOW and money market deposit accounts..........................        30,383         168         2.20
  Consumer CDs and IRAs..........................................        23,813         246         4.10
  Negotiated CDs, public funds and other time deposits...........         3,717          32         3.36
  Foreign time deposits..........................................         4,031          39         3.80
  Borrowed funds and trading account liabilities (4)(6)..........        44,188         421         3.74
  Long-term debt and obligations under capital leases............         8,233         134         6.52
                                                                       ---------------------------------
      Total interest-bearing liabilities.........................       122,907       1,092         3.53
Noninterest-bearing sources
  Noninterest-bearing deposits...................................        19,852
  Other liabilities..............................................         5,362
  Shareholders' equity...........................................         9,669
                                                                       ---------------------------------
      Total liabilities and shareholders' equity.................      $157,790
                                                                       =================================
Net interest spread..............................................                                   3.35
Impact of noninterest-bearing sources............................                                    .42
                                                                       ---------------------------------
Net interest income/yield on earning assets......................                    $1,326         3.77%
                                                                       =================================

                                         Management's Discussion and Analysis 53

1993 COMPARED TO 1992

        The following discussion and analysis provides a comparison of the Corporation's results of operations for the years ended December 31, 1993 and 1992, and its financial condition as of December 31, 1993 and 1992. This discussion should be read in conjunction with the consolidated financial statements and related notes on pages 58 through 77.

OVERVIEW

        In 1993, earnings totaled $1.5 billion, or $5.78 per common share, compared to 1992 earnings of $1.1 billion, or $4.60 per common share. Return on average common equity was 15.00 percent, excluding the impact of adopting a new income tax accounting standard in 1993, compared to 15.83 percent the previous year. The Corporation's results for 1993 reflected strong earnings in most operating units and improved credit quality. See Note 2 regarding information about acquisitions occurring in 1993 that affect comparability to 1992.

CUSTOMER GROUP REVIEW

        The General Bank earned $740 million in 1993 compared to $660 million in 1992. The return on equity for the General Bank increased from 15 percent in 1992 to 16 percent in 1993. The efficiency ratio decreased from 68.64 percent in 1992 to 68.08 percent in 1993.


        The Institutional Group earned $492 million, an increase of $347 million from the previous year. Return on equity for the Institutional Group rose from 5 percent in 1992 to 16 percent in 1993. The group's efficiency ratio declined to 47.90 percent in 1993, from 52.96 percent in the prior year.

        Financial Services, which consists of NationsCredit and Greyrock Capital Group, was formed in 1993. For the year, net income totaled $35 million and return on equity was 13 percent. The group had an efficiency ratio of 61.62 percent in 1993.

NET INTEREST INCOME

        Taxable-equivalent net interest income in 1993 was $4.7 billion, representing an increase of $533 million, or 13 percent, from the $4.2 billion reported in 1992. This increase was attributable to higher earning asset levels, particularly loan levels.

        The net interest yield declined 14 basis points to 3.96 percent in 1993 from 4.10 percent in 1992. The yield on average earning assets declined 64 basis points between the years, to 7.06 percent in 1993 from 7.70 percent in 1992. Excluding the impact of the Corporation's primary government securities dealer, the yield on average earning assets declined 53 basis points. The replacement at lower yields of a substantial portion of the Corporation's maturing investment securities was the largest contributor to the 53-basis point decline. The cost of interest-bearing liabilities fell 59 basis points, to 3.53 percent in 1993 from 4.12 percent in 1992, contributing significantly to the improvement in net interest income. A lower interest rate environment in 1993, coupled with a change in the mix among deposits, contributed to a decrease in rates paid on customer deposits.

PROVISION FOR CREDIT LOSSES

      The provision for credit losses was $430 million in 1993, compared to $715 million in the prior year. Net charge-offs declined $454 million to $412 million in 1993. On December 31, 1993, the allowance for credit losses was $2.2 billion, or 2.36 percent of loans, leases and factored accounts receivable, compared to $1.5 billion, or 2.00 percent, at the end of 1992, and covered 193 percent of nonperforming loans, compared to 103 percent the previous year.

SECURITIES GAINS

        Gains from the sales of securities were $84 million in 1993, compared to $249 million in 1992. The 1992 gains followed balance sheet management strategies to reposition the components and the estimated average maturity of the securities portfolios at a time when the portfolios contained substantial net appreciation.

NONINTEREST INCOME

        Noninterest income totaled $2.1 billion in 1993, an increase of $188 million, or 10 percent, from $1.9 billion in 1992. After adjusting for acquisitions, divestitures and the 1992 gain on the sale of a mortgage servicing unit, noninterest income increased $185 million, or 11 percent, in 1993. Growth in most major categories of noninterest income during 1993 was partially offset by declines in mortgage servicing and related fees, brokerage income and asset management fees, all reflecting divestitures.

54 NationsBank Corporation Annual Report 1994

OTHER REAL ESTATE OWNED EXPENSE

      OREO expense declined $105 million to $78 million in 1993 from $183 million in 1992, consistent with the improvement in asset quality. The decline in 1993 was largely due to lower write-downs associated with real estate values subsequent to foreclosure in the Institutional Group's Real Estate Banking Group and lower net costs associated with management of a reduced level of foreclosed properties compared to the previous year.

RESTRUCTURING EXPENSE

        Restructuring expense of $30 million in 1993, associated with the acquisition of MNC Financial Inc., represented the costs of employee severance and real estate dispositions.

NONINTEREST EXPENSE

        Noninterest expense of $4.3 billion in 1993 increased eight percent from $4.0 billion in 1992. Excluding acquisitions, noninterest expense increased $132 million or four percent, to $3.9 billion in 1993.

INCOME TAXES

        The Corporation's income tax expense for 1993 was $690 million, for an effective tax rate of 34.7 percent of pretax income. Tax expense for 1992 was $251 million, or 18.0 percent of pretax income. The lower effective rate in 1992 was primarily attributable to $265 million in tax benefits resulting from utilization of financial operating loss carryforwards. As a result of adopting a change in method of accounting for income taxes, the Corporation recorded its remaining unrecognized benefits of $200 million in 1993. As such, the 1993 effective rate more closely approximated the statutory rate of 35 percent.

                                         Management's Discussion and Analysis 55

NationsBank Corporation and Subsidiaries
SIX-YEAR CONSOLIDATED STATISTICAL SUMMARY

                                                                       1994      1993      1992      1991     1990      1989
- ------------------------------------------------------------------------------------------------------------------------------
TAXABLE-EQUIVALENT YIELDS EARNED
Loans and leases, net of unearned income
  Commercial.....................................................      7.56%     6.96%     7.08%     8.70%   10.44%    11.76%
  Real estate commercial.........................................      8.18      7.59      7.78      9.13    10.49     11.08
  Real estate construction.......................................      8.49      7.50      7.17      8.82    10.84     11.96
    Total commercial.............................................      7.71      7.09      7.20      8.78    10.50     11.69
  Residential mortgage...........................................      7.62      8.27      9.33     10.47     9.55     11.06
  Home equity....................................................      7.99      7.14      7.05      9.53    11.18     11.80
  Credit card....................................................     12.84     13.62     14.45     15.22    15.78     16.45
  Other consumer.................................................      9.45      9.56     10.60     11.37    12.66     11.64
    Total consumer...............................................      8.99      9.51     10.50     11.47    11.81     12.00
  Foreign........................................................      6.10      5.49      6.63      8.47    13.28     11.38
  Lease financing................................................      7.50      7.96      8.25     10.89     9.53      9.08
    Total loans and leases, net..................................      8.20      8.06      8.49      9.83    11.00     11.75
Securities
  Held for investment............................................      5.06      5.54      6.84      8.61     9.15      9.29
  Available for sale.............................................      5.20      4.80      5.77         -        -         -
    Total securities.............................................      5.12      5.51      6.76      8.61     9.15       9.29
Loans held for sale..............................................      6.63      6.73      7.22      8.74    11.49      12.36
Federal funds sold and securities
  purchased under agreements to resell...........................      4.09      3.21      3.77      5.89     8.16       9.20
Time deposits placed and other short-term investments............      5.12      3.91      5.09      6.89     8.95       9.72
Trading account securities.......................................      7.32      5.43      4.64      6.99     8.43       9.08
    Total earning assets.........................................      7.16      7.06      7.70      9.25    10.37      11.04

RATES PAID
Savings..........................................................      2.33      2.38      2.86      4.55     5.15       5.86
NOW and money market deposit accounts............................      2.34      2.24      2.82      4.96     6.02       6.20
Consumer CDs and IRAs............................................      4.17      4.52      5.58      7.01     7.94       8.48
Negotiated CDs, public funds and other time deposits.............      4.02      3.97      4.93      7.08     8.13       8.79
Foreign time deposits............................................      4.98      4.05      5.52      6.70     8.89       9.63
Borrowed funds and trading account liabilities...................      4.87      3.45      3.33      5.64     7.93       8.99
Long-term debt and obligations under capital leases..............      6.85      7.44      8.92      8.88     9.18       9.84
Special Asset Division net funding allocation....................         -          -        -     (6.20)   (7.49)     (8.20)
    Total interest-bearing liabilities...........................      4.09      3.53      4.12      6.09     7.37       8.00

PROFIT MARGINS
Net interest spread..............................................      3.07      3.53      3.58      3.16     3.00       3.04
Net interest yield...............................................      3.58      3.96      4.10      3.82     3.75       4.03

YEAR-END DATA
(Dollars in millions)
Loans, leases and factored accounts
  receivable, net of unearned income.............................  $103,371   $92,007   $72,714   $69,108  $70,891    $66,360
Securities held for investment...................................    17,800    13,584    23,355    16,275   25,530     25,278
Securities available for sale....................................     8,025    15,470     1,374     8,904        -          -
Loans held for sale..............................................       318     1,697     1,236       585      315        357
Time deposits placed and other short-term investments............     2,159     1,479     1,994     1,622    1,289      3,499
Total earning assets.............................................   151,722   140,890   103,872    96,491   98,754     96,052
Total assets (1).................................................   169,604   157,686   118,059   100,319  112,791    110,246
Noninterest-bearing deposits.....................................    21,380    20,723    17,702    16,356   16,850     16,112
Domestic savings and time deposits...............................    66,487    66,356    62,988    70,359   70,091     66,790
Foreign time deposits............................................    12,603     4,034     2,037     1,360    2,124      2,478
Total savings and time deposits..................................    79,090    70,390    65,025    71,719    72,215    69,268
Total deposits...................................................   100,470    91,113    82,727    88,075    89,065    85,380
Borrowed funds and trading account liabilities...................    45,555    44,248    21,957     9,846    15,474    17,870
Long-term debt and obligations under capital leases..............     8,488     8,352     3,066     2,876     2,766     2,517
Total shareholders' equity.......................................    11,011     9,979     7,814     6,518     6,283     6,003

(1) Excludes assets of NationsBank of Texas Special Asset Division in 1991, 1990 and 1989.
(2) Includes FDIC's interest in earnings of NationsBank of Texas in 1989.

78 NationsBank Corporation Annual Report 1994

                                                                       1994      1993         1992        1991      1990      1989
- -----------------------------------------------------------------------------------------------------------------------------------
EARNINGS RATIOS
Return on average
  Total assets (1)(2)..........................................        1.02%      .97%        1.00%        .17%      .52%     1.06%
  Earning assets (1)(2)........................................        1.14      1.09         1.12         .20       .59      1.07
  Common shareholders' equity..................................       16.10     15.00        15.83        2.70      9.56     18.85

EARNINGS ANALYSIS (Taxable-Equivalent)
Noninterest income as a percentage of net
  interest income..............................................       48.96     44.48        45.65       44.22     42.56     39.23
Noninterest expense, excluding restructuring,
  as a percentage of net interest income.......................       93.16     90.90        94.64       97.62     92.10     89.44
Efficiency ratio: noninterest expense, excluding
  restructuring, divided by the sum of net interest
  income and noninterest income................................       62.54     62.91        64.98       67.69     64.60     64.24
Overhead ratio: noninterest expense, excluding
  restructuring, less noninterest income
  divided by net interest income...............................       44.20     46.42        48.99       53.40     49.54     50.21
Net income as a percentage of net
  interest income..............................................       31.86     31.79        27.33        5.12     15.77     26.48

ASSET QUALITY
For the year
Net charge-offs as a percentage of average
  loans, leases and factored accounts receivable...............         .33       .51         1.25        1.86       .88       .48
Net charge-offs as a percentage of the
  provision for credit losses..................................      101.79     95.76       121.15       82.70     59.24     74.38
At year end
Allowance for credit losses as a percentage of net
  loans, leases and factored accounts receivable...............        2.11      2.36         2.00        2.32      1.86      1.32
Allowance for credit losses as a percentage of
  nonperforming loans..........................................      273.07    193.38       103.11       81.82    100.46    151.67
Nonperforming assets as a percentage of net
  loans, leases, factored accounts receivable,
  and other real estate owned..................................        1.10      1.92         2.72        4.01      2.32      1.08
Nonperforming assets as a percentage of
  total assets (1).............................................         .67      1.13         1.69        2.54      1.46       .65
Nonperforming assets (in millions).............................      $1,138    $1,783       $1,997      $2,804    $1,651      $716

RISK-BASED CAPITAL RATIOS
Tier 1.........................................................        7.43%     7.41%        7.54%       6.38%     5.79%       --
Total..........................................................       11.47     11.73        11.52       10.30      9.58        --

Common shareholders' equity as a
  percentage of total assets at year end (1)...................        6.47%     6.25%        6.60%       5.67%     5.23%     5.10%
Dividend payout ratio (per common share).......................       30.78     28.38        33.07      215.36     61.54     30.66
Shareholders' equity per common share
  Average......................................................      $37.99    $33.36       $29.05      $27.97    $27.31    $24.97
  At year end..................................................       39.70     36.39        30.80       27.03     27.30     26.41

OTHER STATISTICS
Number of full-time equivalent employees.......................      61,484    57,742       50,828      57,177    58,449    57,069
Rate of increase (decrease) in average
  Total loans and leases, net of unearned income...............       20.29%    15.83%       (1.70)%      1.82%     8.36%    38.71%
  Earning assets...............................................       24.50     16.59         (.84)       2.42     12.42     44.26
  Total assets (1).............................................       23.75     16.82         (.64)       1.85     12.19     43.10
  Total deposits...............................................       12.30       .97        (5.59)       3.44      8.99     51.37
  Total shareholders' equity...................................       21.19     18.73        10.31        6.16     18.15     23.01

COMMON STOCK INFORMATION
Market price per share
  High for the year............................................     $57 3/8   $58          $53 3/8     $42 3/4   $47 1/4   $55
  Low for the year.............................................      43 3/8    44 1/2       39 5/8      21 1/2    16 7/8    27
  Close at the end of the year.................................      45 1/8    49           51 3/8      40 5/8    22 7/8    46 1/4
Daily average trading volume...................................     753,515   666,591      727,578     397,054   405,087   303,599
Number of shareholders of record...............................     105,774   108,435       89,371     102,209    30,824    29,064

                                    Six-Year Consolidated Statistical Summary 79